                                                                   EXHIBIT 10.20

                         AGREEMENT AND PLAN OF MERGER

                                 by and among

                              AENEID CORPORATION,

                           AENEID MERGER SUB, INC.,

                         INGENIUS TECHNOLOGIES, INC.,

                                      and

                          JULIE STOCK AND GARY STOCK

                            Dated October 22, 1999

                               TABLE OF CONTENTS

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                                                                         Page
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AGREEMENT AND PLAN OF MERGER.............................................   1

ARTICLE I. DEFINITIONS...................................................   2
     1.1  Defined Terms.
     1.2  Other Defined Terms............................................   8
     1.3  Interpretation Provisions......................................   8

ARTICLE II. MERGER.......................................................   9
     2.1  Filings........................................................   9
     2.2  Merger.........................................................   9
     2.3  Further Assurances.............................................  10
     2.4  Prepayment.....................................................  10

ARTICLE III. CONVERSION OF SHARES........................................  10
     3.1  Conversion of Merger Sub Shares................................  10
     3.2  Conversion of InGenius Common Stock............................  10
     3.3  Indemnity Escrow Arrangements..................................  11
     3.4  Surrender of Certificates......................................  11
     3.5  Taking of Necessary Action; Further Action.....................  12

ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF INGENIUS AND SELLERS.......  12
     4.1  Organization of InGenius.......................................  12
     4.2  Capitalization of InGenius.....................................  12
     4.3  Ownership of Stock.............................................  13
     4.4  Authorization..................................................  13
     4.5  Officers and Directors.........................................  14
     4.6  Bank Accounts..................................................  14
     4.7  Subsidiaries...................................................  14
     4.8  Absence of Certain Changes or Events...........................  14
     4.9  Title to Assets................................................  17
     4.10 Sufficiency of Assets..........................................  17
     4.11 Fixtures and Equipment.........................................  17
     4.12 Contracts......................................................  17
     4.13 No Conflict or Violation; Consents.............................  19
     4.14 Permits........................................................  19
     4.15 Financial Statements; Books and Records........................  20
     4.16 Liabilities....................................................  20
     4.17 Litigation.....................................................  20
     4.18 Labor Matters..................................................  21
     4.19 Employee Benefit Plans.........................................  22
     4.20 Transactions with Related Parties..............................  26
     4.21 Compliance with Law............................................  26
     4.22 Intellectual Property..........................................  26
     4.23 Software.......................................................  27
     4.24 Tax Matters....................................................  29
     4.25 Insurance......................................................  30
     4.26 Accounts Receivable............................................  31
     4.27 Payments.......................................................  31
     4.28 Customers and Suppliers........................................  31
     4.29 Environmental Matters..........................................  31

     4.30 Brokers; Transaction Costs........................................ 33
     4.31 No Other Agreements to Sell InGenius or the Assets................ 33

ARTICLE V. REPRESENTATIONS AND WARRANTIES OF AENEID......................... 34
     5.1  Organization of Aeneid............................................ 34
     5.2  Authorization..................................................... 34
     5.3  No Conflict or Violation; Consents................................ 34
     5.4  Financial Statements.............................................. 34
     5.5  No Brokers........................................................ 35
     5.6  Litigation........................................................ 35
     5.7  Financial Capability.............................................. 35

ARTICLE VI. REPRESENTATIONS AND WARRANTIES OF MERGER SUB.................... 35
     6.1  Organization of Merger Sub........................................ 35
     6.2  Authorization..................................................... 35
     6.3  Legal Proceedings................................................. 35

ARTICLE VII. ACTIONS PRIOR TO THE CLOSING................................... 36
     7.1  Conduct of Business............................................... 36
     7.2  Investigation by Aeneid........................................... 37
     7.3  Notification of Certain Matters................................... 38
     7.4  Restrictions on Certain Transactions.............................. 38
     7.5  Approval of Shareholders.......................................... 39
     7.6  Further Assurances................................................ 39
     7.7  Satisfaction of Conditions........................................ 39

ARTICLE VIII. CONDITIONS TO OBLIGATIONS OF INGENIUS AND SELLERS............. 39
     8.1  Representations, Warranties and Covenants......................... 39
     8.2  Consents.......................................................... 40
     8.3  No Court Orders................................................... 40
     8.4  Closing Documents................................................. 40
     8.5  Opinion of Counsel to Aeneid...................................... 40
     8.6  Aeneid Material Adverse Change.................................... 40
     8.7  Certificates...................................................... 40

ARTICLE IX. CONDITIONS TO OBLIGATIONS OF AENEID AND MERGER SUB.............. 40
     9.1  Representations, Warranties and Covenants......................... 41
     9.2  InGenius Shareholder Approval..................................... 41
     9.3  Approvals......................................................... 41
     9.4  No Actions or Court Orders........................................ 41
     9.5  Opinion of Counsel................................................ 41
     9.6  Employees......................................................... 41
     9.7  Certificates...................................................... 41
     9.8  Closing Documents................................................. 42
     9.9  InGenius Material Adverse Change.................................. 42
     9.10 Closing Balance Sheet............................................. 42
     9.11 Due Diligence Review.............................................. 42
     9.12 Cancellation of Options, Warrants, Convertible Securities, etc.... 42

ARTICLE X. CLOSING.......................................................... 42
     10.1 Deliveries by Sellers and InGenius to Aeneid...................... 42
     10.2 Deliveries by Aeneid.............................................. 43

ARTICLE XI. ACTIONS BY SELLERS, INGENIUS AND AENEID AFTER THE CLOSING....... 44
     11.1 Books and Records; Tax Matters.................................... 44
     11.2 Participation in Series D Financing............................... 44
     11.3 Employment of the Stocks.......................................... 44
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

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ARTICLE XII. INDEMNIFICATION.............................................. 45
     12.1  Survival of Representations.................................... 45
     12.2  Indemnification................................................ 45
     12.3  No Right of Contribution....................................... 48

ARTICLE XIII. MISCELLANEOUS............................................... 48
     13.1  Termination.................................................... 48
     13.2  License Agreement.............................................. 49
     13.3  Assignment; No Third-Party Beneficiaries....................... 49
     13.4  Notice......................................................... 49
     13.5  Choice of Law.................................................. 50
     13.6  Entire Agreement; Amendments and Waivers....................... 51
     13.7  Counterparts................................................... 51
     13.8  Invalidity..................................................... 51
     13.9  Expenses....................................................... 51
     13.10 Approval of Sellers............................................ 51
     13.11 Approval of Aeneid as Sole Shareholder of Merger Sub........... 51
     13.12 Publicity...................................................... 52
     13.13 Arbitration.................................................... 52

                              TABLE OF SCHEDULES

Schedule 1.1(a)     Financial Statements
Schedule 4.1        Foreign Qualifications
Schedule 4.5        Officers and Directors of Company
Schedule 4.6        Bank Accounts, Safe Deposit Boxes and Authorized Persons
Schedule 4.8        Certain Changes or Events
Schedule 4.9        Title to Assets and Encumbrances
Schedule 4.11       Fixtures and Equipment
Schedule 4.12       Contracts
Schedule 4.13       Consents
Schedule 4.14       Permits
Schedule 4.16       Litigation
Schedule 4.19       Employee Plans
Schedule 4.20       Transactions with Related Parties
Schedule 4.22       Proprietary Rights
Schedule 4.23       Tax Matters
Schedule 4.24       Insurance Policies
Schedule 4.26       Inventory
Schedule 4.29       Five Largest Customers and Suppliers

                               TABLE OF EXHIBITS

Exhibit A      Form of Certificate  of Merger
Exhibit B      Form of Non-Compete Agreement
Exhibit C      Indemnity Escrow Agreement
Exhibit D      Employment Agreements
Exhibit E      Form of VRS&H Legal Opinion

                         AGREEMENT AND PLAN OF MERGER

          This Agreement and Plan of Merger (this "Agreement") is entered into as of October 22, 1999 by and among (i) Aeneid Corporation, a California corporation ("Aeneid"), (ii) Aeneid Merger Sub, Inc., a Michigan corporation and a wholly-owned subsidiary of Aeneid ("Merger Sub"), (iii) InGenius Technologies, Inc., a Michigan corporation ("InGenius"), and (iv) Julie Stock and Gary Stock, each an individual and a shareholder of InGenius (together, "Sellers")

                                   RECITALS
                                   --------

          A. Aeneid owns 100% of the issued and outstanding shares of capital stock of Merger Sub.

          B. Sellers collectively own an aggregate of 48,000 shares of common stock of InGenius ("InGenius Common Stock").

          C. The Boards of Directors of Merger Sub and InGenius deem it advisable and in the best interests of their respective shareholders for Merger Sub to merge with and into InGenius pursuant to this Agreement and the Certificate of Merger (as defined).

          D. In the Merger (as defined), InGenius will be the surviving corporation, the shares of InGenius will be converted into the right to receive cash in accordance with the terms hereof, and the shares of Merger Sub shall be converted into shares of Surviving Corporation (as defined).

                                   AGREEMENT
                                   ---------

          NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, the parties hereto agree as follows:

                           ARTICLE I. DEFINITIONS

          1.1   Defined Terms. As used herein, the terms below shall have
                -------------
the following meanings:

          "Aeneid Articles of Incorporation" means the Third Amended and Restated Articles of Incorporation of Aeneid.

          "Aeneid Material Adverse Effect" or "Aeneid Material Adverse Change" means any effect or change which individually or when taken together with all other such effects or changes has, or is reasonably likely to have, a material adverse effect on the condition (financial or other), business, results of operations, human resource or technology prospects, assets, liabilities or operations of Aeneid.

          "Affiliate" of a Person means any other Person which directly or indirectly controls, is controlled by, or is under common control with, such Person. The term "control" (including, with correlative meaning, the terms "controlled by" and "under common control with"), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

          "Ancillary Agreements" means the Non-Compete Agreements, Employment Agreements, Indemnity Escrow Agreement, and other agreements, certificates and documents required hereunder to consummate the Closing.

          "Assets" means all of InGenius' right, title and interest in and to the properties, assets and rights of any kind, whether tangible or intangible, real or personal, including all of InGenius' right, title and interest in the following:

                   (a)       all Contract Rights;

                   (b)       all Fixtures and Equipment;

                   (c)       all Inventory;

                   (d)       all Books and Records;

                   (e)       all Proprietary Rights;

                   (f)       all Permits;

                   (g) all return and other rights under or pursuant to all warranties, representations and guarantees made by service providers, suppliers and other third parties in connection with the Assets or services furnished to InGenius;

                   (h) all cash, accounts receivable, deposits and prepaid expenses; and

                   (i)       all goodwill.

          "Balance Sheet" means the balance sheet of InGenius as of the Balance Sheet Date.

          "Balance Sheet Date" means September 30, 1999.

          "Books and Records" means (a) all product, business and marketing plans, sales and promotional literature and artwork relating to the Assets or the Business, (b) all books, records, lists, ledgers, financial data, files, reports, product and design manuals, plans, drawings, technical manuals and operating records of every kind relating to the Assets or the Business (including records and lists of customers, distributors, suppliers and personnel) and (c) all telephone and fax numbers used in the Business, in each case whether maintained as hard copy or stored in computer memory and whether owned by InGenius or its Affiliates.

          "Business" means the business of InGenius as conducted on the date hereof.

          "Business Day" means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in the City of San Francisco are authorized or required by law, regulation or executive order to close.

          "California GCL" means the General Corporation Law of the State of California, as in effect from time to time.

          "Certificate of Merger" means the Certificate of Merger substantially in the form of Exhibit A attached hereto.
               ---------

          "Closing" means the consummation of the transactions contemplated by this Agreement on the Closing Date.

          "Closing Balance Sheet" means the balance sheet of InGenius within three days of the Closing Date.

          "Closing Date" means the fifteenth day after the date hereof or such other date as the parties shall mutually agree.

          "Closing Place" means such location agreed upon by the parties or, in the absence of such an agreement, the offices of Varnum Riddering Schmidt & Howlett LLP in Grand Rapids, Michigan.

          "Code" means the Internal Revenue Code of 1986, as amended.

          "Consents" means any and all licenses, permits, franchises, approvals, authorizations, consents or waivers from third parties (including governmental authorities and parties to the Contracts) that are (i) required for the consummation of the transactions contemplated by this Agreement or (ii) necessary or desirable in order that InGenius can conduct the Business after the Effective Time in the same manner as before the Effective Time.

          "Contract Rights" means all rights and obligations under the Contracts.

          "Contracts" means all agreements, contracts, leases, purchase orders, undertakings, covenants not to compete, employment agreements, confidentiality agreements, licenses, instruments, indentures, deeds of trust, obligations and commitments to which InGenius is a party or by which InGenius or any Assets are bound are affected, whether written or oral.

          "Court Order" means any judgment, decision, consent decree, injunction, ruling or order of any federal, state or local court or governmental agency, department or authority that is binding on any Person or its property under applicable law.

          "Default" means (a) a breach of, violation of or default under any Contract, (b) the occurrence of an event that with the passage of time or the giving of notice or both would constitute a breach of, violation of or default under any Contract, or (c) the occurrence of an event that with or without the passage of time or the giving of notice or both would give rise to a right of termination, renegotiation or acceleration under any Contract.

          "Effective Time" means the time when the Merger shall become effective, which shall be 5:00 p.m., California time, on the Closing Date, or such other date and time as the parties may agree in writing.

          "Employees" means all persons employed by InGenius.

          "Encumbrance" means any claim, lien, pledge, option, charge, easement, security interest, deed of trust, mortgage, right-of-way, encroachment, building or use restriction, conditional sales agreement, encumbrance or other similar right of any third parties, whether voluntarily incurred or arising by operation of law, and includes any agreement to give any of the foregoing in the future, and any contingent sale or other title retention agreement or lease in the nature thereof.

          "ERISA" means the Employee Retirement Income Security Act of 1974.

          "Facilities" means the offices, facilities and administration buildings, and all other real property and related facilities which are owned or leased by InGenius.

          "Financial Statements" means the unaudited balance sheets and related statements of income for InGenius for the 12-month periods ended December 31, 1998 and 1997, and the unaudited balance sheet and related unaudited statements of income for InGenius for the nine-month period ended on the Balance Sheet Date, all of which are attached as Schedule 1.1(a).

          "Fixtures and Equipment" means all of the furniture, fixtures, furnishings, office equipment, development tools and equipment, database tapes, patterns, dies, computers and software (including any source or object codes therefor or documentation relating thereto and computer aided design equipment and software), and other tangible personal used in or necessary to the Business, wherever located and including any such Fixtures and Equipment in the possession of any of its respective suppliers or other vendors.

          "Indemnity Escrow Amount" means $1,000,000 to be deposited into the Escrow Account pursuant to Section 3.3.

          "InGenius Common Stock" means the common stock, par value $1.00 per share, of InGenius.

          "InGenius Material Adverse Effect" or "InGenius Material Adverse Change" means any effect or change which individually or when taken together with all other such effects or changes has, or is reasonably likely to have, a material adverse effect on the condition (financial or otherwise), Business, results of operations, human resource or technology prospects, assets, liabilities or operations of InGenius.

          "InGenius Options" means options to purchase InGenius Common Stock granted by InGenius prior to the Closing Date as described on Schedule 4.2.

          "Inventory" means all of the merchandise owned and intended for resale and all raw materials, work in process, finished goods, wrapping, supply and packaging items and similar items, whether or not located on the premises, on consignment to a third party, or in transit or storage.

          "Letter of Intent" means the Letter of Intent dated September 20, 1999 between Aeneid and Julie and Gary Stock.

          "Liabilities" mean any direct or indirect liability, indebtedness, obligation, commitment, expense, claim, deficiency, guaranty or endorsement of or by any Person of any type, whether accrued, absolute, contingent, matured, unmatured, liquidated, unliquidated, known or unknown.

          "Merger" means the merger of Merger Sub into InGenius in accordance with this Agreement and the Certificate of Merger.

          "Michigan BCA" means the Michigan Business Corporation Act of the State of Michigan, as in effect from time to time.

          "Net Asset Value" means the difference between the total assets and the total liabilities of InGenius.

          "Non-Compete Agreement" means the Non-Competition Agreement to be entered into between Aeneid and each of Julie Stock and Gary Stock substantially in the form of Exhibit B hereof.
               ---------

          "Permits" mean all licenses, permits, franchises, approvals, authorizations, consents or orders of, or filings with, any governmental authority, whether foreign, federal, state or local, necessary for the conduct or operation of the Business or ownership of the Assets.

          "Person" means any person or entity, whether an individual, trustee, corporation, limited liability company, general partnership, limited partnership, trust, unincorporated organization, business association, firm, joint venture, governmental agency or authority.

          "Proprietary Rights" means all (a) U.S. and foreign patents, patent applications, patent disclosures and improvements thereto, including petty patents and utility models and applications therefor, (b) U.S. and foreign trademarks, service marks, trade dress, logos, trade names and corporate names and the goodwill associated therewith and registrations and applications for registration thereof, (c) U.S. and foreign copyrights and registrations and applications for registration thereof, (d) U.S. and foreign mask work rights and registrations and applications for registration thereof, (e) trade secrets and confidential business information (including ideas, formulas, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), know-how, research and development information, software, drawings, specifications, designs, plans, proposals, technical data, copyrightable works, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information), (f) other proprietary rights, (g) copies and tangible embodiments thereof (in whatever form or medium) and (h) licenses granting any rights with respect to any of the foregoing used in or necessary for the conduct of the Business.

          "Regulations" means any laws, statutes, ordinances, regulations, rules, notice requirements, court decisions, agency guidelines, principles of law and orders of any foreign, federal, state or local government and any other governmental department or agency, including Environmental Laws, energy, motor vehicle safety, public utility, zoning, building and health codes, occupational safety and health and laws respecting employment practices, employee documentation, terms and conditions of employment and wages and hours.

          "Related Party" means any Seller, any of the officers and directors of InGenius, any Affiliate of InGenius or any Affiliate or immediate family member of a Seller or the respective officers and directors of any such Affiliate, or any Person in which any of InGenius, any Seller or any Affiliate of any such Person or any immediate family member of a Seller has any direct or material indirect interest.

          "Representative" means any officer, director, principal, attorney, agent, employee or other representative of any Person.

          "Schedule" means the disclosure schedule of either InGenius or Aeneid.

          "Shareholders" means the holders of InGenius' Common Stock immediately before the Effective Time.

          "Shareholder Representative" means Julie Stock or any replacement thereof selected in accordance with the Indemnity Escrow Agreement.

          "Surviving Corporation" means InGenius after the Effective Time.

          "Tax Return" means any report, return, document, declaration or other information or filing required to be supplied to any taxing authority or jurisdiction (foreign or domestic) with respect to Taxes, including information returns, any documents with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information.

          "Taxes" mean any and all taxes, charges, fees, levies or other assessments, including income, gross receipts, excise, real or personal property, sales, withholding, social security, retirement, unemployment, occupation, use, service, license, net worth, payroll, franchise and transfer and recording, imposed by the Internal Revenue Service or any taxing authority (whether domestic or foreign, including any federal, state, county, local or foreign government or any subdivision or taxing agency thereof (including a U.S. possession)), including the Michigan Single Business Tax, whether computed on a separate, consolidated, unitary, combined or any other basis; and such term shall include any interest whether paid or received, fines, penalties or additional amounts attributable to, or imposed upon, or with respect to, any such taxes, charges, fees, levies or other assessments.

          "To the best knowledge" or "knowledge" of a party (or similar phrases) means to the extent of matters which are actually known by such party

          1.2       Other Defined Terms. The following terms shall have the
                    -------------------
meanings defined for such terms in the Sections set forth below:

          Term                                               Section
          ----                                               -------

          Action                                             4.17
          Aeneid                                             Preamble
          Aeneid's Closing Certificate                       8.1
          Agreement                                          Preamble
          Benefit Arrangement                                4.19(a)
          Damage Threshold                                   12.2(e)
          Damages                                            12.2(a)
          Employee Plans                                     4.19(a)
          Environmental Conditions                           4.29(a)
          Environmental Laws                                 4.29(a)
          ERISA Affiliate                                    4.19(a)
          Hazardous Substance                                4.30(a)
          Escrow Account                                     3.4
          Indemnity Escrow Amount                            3.2
          InGenius                                           Preamble
          InGenius Common Stock                              Recitals
          InGenius' Closing Certificate                      9.1
          Initial Payment                                    3.2(a)
          Merger Sub                                         Preamble
          Multiemployer Plan                                 4.20(a)
          PBGC                                               4.20(a)
          Pension Plan                                       4.19(a)
          Release                                            4.29(a)
          Sellers                                            Preamble
          Shareholders' Meeting                              7.5
          Surviving Corporation                              2.2(a)
          Welfare Plan                                       4.19(a)

          1.3       Interpretation Provisions.
                    -------------------------

               (a) The words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, schedule and exhibit references are to this Agreement unless otherwise specified. The meaning of defined terms shall be equally applicable to the singular and plural forms of the defined terms. The term "or" is disjunctive but not necessarily exclusive. The terms "include" and "including" are not limiting and mean "including without limitation."

               (b) References to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto.

               (c) References to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

               (d) The captions and headings of this Agreement are for convenience of reference only and shall not affect the construction of this Agreement.

               (e) The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against either party.

               (f) The schedules and exhibits to this Agreement are a material part hereof and shall be treated as if fully incorporated into the body of the Agreement.

                                  ARTICLE II.

                                    MERGER

               2.1       Filings. Subject to the provisions hereof, on or
                         -------
immediately following the Closing Date, Aeneid, Merger Sub and InGenius shall cause the Certificate of Merger to be filed with the Michigan Department of Consumer and Industry Services--Corporations, Securities & Land Development Bureau in accordance with the Michigan BCA.

               2.2       Merger. At the Effective Time, subject to the terms and
                         ------
conditions set forth in this Agreement and the Certificate of Merger and in accordance with the Michigan BCA:

                    (a) Merger Sub shall merge with and into InGenius, the separate corporate existence of Merger Sub shall thereupon cease, and InGenius shall continue as the surviving corporation ("Surviving Corporation") with all of the rights, privileges, powers and franchises of InGenius and Merger Sub;

                    (b) the Articles of Incorporation and Bylaws of Merger Sub as in effect immediately prior to the Effective Time shall continue as the Articles of Incorporation and Bylaws of Surviving Corporation (subject always to the rights of Surviving Corporation to amend its Articles of Incorporation after the Effective Time in accordance with applicable law);

                    (c) the directors and officers of Merger Sub immediately prior to the Effective Time shall serve as the directors and officers of the Surviving Corporation, until their respective successors and assigns are duly elected or appointed and qualified; and

                    (d) each share of InGenius Common Stock outstanding immediately prior to the Effective Time shall be canceled and converted as provided in Article III hereof.

               2.3       Further Assurances. InGenius agrees that if, at any
                         ------------------
time after the Effective Time, Surviving Corporation shall consider or be advised that any further deeds, assignments, or assurances are necessary or desirable to vest, perfect, or confirm in Surviving Corporation title to any property or rights of InGenius, Sellers shall execute and deliver all such proper deeds, assignments, and assurances and do all other things necessary or desirable to vest, perfect or confirm title to such property or rights in Surviving Corporation and otherwise to carry out the purpose of this Agreement, in the name of InGenius or otherwise.

               2.4       Prepayment. Upon the execution of this Agreement,
                         ----------
Aeneid shall prepay to InGenius $200,000 (the "Prepayment") (which prepayment shall be credited to the amounts payable under Section 3.2 hereof). Sellers shall refund the Prepayment to Aeneid promptly upon written request of Aeneid in the event that the Merger shall not have occurred by November 15, 1999 for any reason other than the termination of this Agreement by Sellers pursuant to
Section 13.1(a)(iii) hereof.

                                 ARTICLE III.

                             CONVERSION OF SHARES

               3.1       Conversion of Merger Sub Shares. At the Effective Time,
                         -------------------------------
each issued and outstanding share of capital stock of Merger Sub shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and become one fully paid and non-assessable share of the common stock of the Surviving Corporation.

               3.2       Conversion of InGenius Common Stock. At the Effective
                         -----------------------------------
Time, each share of InGenius Common Stock issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be canceled and extinguished and converted into the right to receive, subject to the terms hereof, an amount in cash equal to the quotient of $2,193,978 divided by the total number of shares of InGenius Common Stock issued and outstanding immediately prior to the Effective Time. At the Closing, and immediately prior to the Effective Time, InGenius shall pay to Mr. Terry Cross the Prepayment Amount, and Aeneid shall pay to Mr. Cross the sum of $6,022, together, in full satisfaction of the convertible note of Aeneid held by Mr. Cross. All other InGenius stock options and convertible debt will be converted to shares of InGenius Common Stock at or prior to the effective time.

               3.3       Indemnity Escrow Arrangements. On the Closing Date, the
                         -----------------------------
Indemnity Escrow Amount ($1,000,000) shall be deducted from the cash payable to Sellers (Gary Stock and Julie Stock) pursuant to Section 3.2 of this Agreement and deposited into an escrow account (the "Escrow Account") to secure the indemnification obligations of the Sellers as set forth in Article XII. The Escrow Account shall be subject to the terms of the Indemnity Escrow Agreement by and among Aeneid, the Shareholder Representative, as representative of the Sellers and Comerica Bank (or such other bank that shall be mutually acceptable to InGenius and Aeneid), as escrow agent, substantially in the form of Exhibit C
                                                                       ---------
hereto.

               3.4       Surrender of Certificates.
                         -------------------------
                    (a)       Surrender of Certificates.  As soon as
                              -------------------------
practicable after the Effective Time, each person holding a certificate or certificates representing shares of InGenius Common Stock issued and outstanding immediately prior to the Effective Time, shall surrender such certificate(s) to Surviving Corporation. In the event that any such holder no longer has in his or her possession any such certificate(s), such holder shall, in lieu of surrendering such certificate(s), deliver to Surviving Corporation an affidavit of that fact whereupon Aeneid may, in its sole discretion, require the holder of such lost certificate(s) to deliver a bond in such sum as Aeneid may reasonably direct as indemnity against any claim that may be made against Aeneid or any of its Affiliates with respect to the certificate. Thereupon, each such holder shall be entitled to receive in exchange therefor cash consideration in the amount and in the manner described in Section 3.2 and Surviving Corporation shall pay and Aeneid shall cause Surviving Corporation to pay such amount promptly to the holder.

               (b)       Certificate Not Surrendered by Holders of Shares of
                         ---------------------------------------------------
InGenius Common Stock.  Each certificate which immediately prior to the
---------------------
Effective Time evidenced shares of InGenius Common Stock shall, from and after the Effective Time until such certificate is surrendered to Surviving Corporation or its transfer agent, be cancelled and extinguished and shall only evidence the right to receive the consideration per share described in Section 3.2(a). No interest shall be payable upon any cash consideration.

               (c)       No Transfers After the Effective Time.  After the
                         -------------------------------------
Effective Time, there shall be no transfers of any shares of InGenius Common Stock on the stock transfer books of the Surviving Corporation. If, after the Effective Time, certificates formerly representing shares of InGenius Common Stock are presented to Surviving Corporation, they shall be canceled and exchanged for the consideration per share provided for by Section 3.2(a).

          3.5       Taking of Necessary Action; Further Action. Each of Aeneid,
                    ------------------------------------------
Merger Sub, InGenius and Sellers shall take all such reasonable lawful action as may be necessary or appropriate in order to effect the Merger in accordance with this Agreement as promptly as practicable.

                                  ARTICLE IV.

            REPRESENTATIONS AND WARRANTIES OF INGENIUS AND SELLERS

          InGenius and each of the Sellers jointly and severally make the following representations and warranties to Aeneid and Merger Sub, which representations and warranties are, as of the date hereof, and will be, as of the Closing Date, true and correct and all of which have been and will be relied upon by Aeneid and Merger Sub in entering into this Agreement and consummating the Merger.

          4.1       Organization of InGenius. InGenius is a corporation duly
                    ------------------------
organized, validly existing and in good standing under the laws of the State of Michigan. InGenius has full corporate power and authority to conduct the Business as it is presently being conducted and to own or lease, as applicable, the Assets. InGenius is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which such qualification is necessary under applicable law as a result of the conduct of the Business or the ownership of its properties, except where the failure to be so qualified would not have an InGenius Material Adverse Effect. Each jurisdiction in which InGenius is qualified to do business as a foreign corporation is set forth in
Schedule 4.1.

          4.2       Capitalization of InGenius.
                    --------------------------

               (a) As of the date of this Agreement, there are 60,000 shares of InGenius Common Stock authorized under its Articles of Incorporation, as amended, 53,915 of which are issued and outstanding. InGenius has no other stock authorized, issued or outstanding.

               (b) Except as set forth in Schedule 4.2, there are no outstanding options, warrants, convertible securities or rights of any kind to purchase or otherwise acquire any shares of capital stock or other securities of InGenius. Except for the aggregate of 6,000 shares of InGenius Common Stock reserved for issuance upon the exercise of InGenius Options granted or available for grant, no other shares of capital stock of InGenius are reserved for issuance. Schedule 4.2 is a complete and accurate list of all such outstanding options, warrants, convertible securities or other rights and the vesting schedules and exercise prices with respect thereto. InGenius has no stock option or other equity incentive plan, except for the options and convertible note identified on Schedule 4.2.

               (c) All outstanding shares of InGenius Common Stock are, and any shares of InGenius Common Stock issued upon exercise of any InGenius Option will be, validly issued, fully paid and non-assessable and not subject to any preemptive rights created by statute, InGenius' Articles of Incorporation, as amended, or Bylaws or any Contract. The shares of InGenius Common Stock and InGenius Options have been or will be issued in compliance with all federal and state corporate and securities laws.

               (d) Except pursuant to this Agreement, there is outstanding no vote, plan or pending proposal for any redemption of stock of InGenius or merger or consolidation of InGenius with or into any other entity.

               (e) The Company is not an "issuing public corporation" within the meaning of Section 793(1) of the Michigan Business Corporation Act
(MBCA) (450.1793).

               (f) The requirements of Section 780 of the MBCA do not apply to the Merger, this Agreement, or any of the transactions contemplated hereby, because the Company has fewer than 100 beneficial owners of its stock within the meaning of Section 784(1) of the MBCA, and because the Board of Directors of the Company has adopted a resolution approving the Merger, this Agreement and the transactions contemplated hereby (see Section 782 of the MBCA).

          4.3       Ownership of Stock. On the Closing Date, each Seller will
                    ------------------
own all of the shares of InGenius Common Stock issued in his name and set forth opposite his name on Schedule 4.3 hereto, free and clear of any Encumbrances and subject to no restriction with respect to the voting or transfer thereof.

          4.4       Authorization.
                    -------------

               (a) InGenius has all necessary power and authority to enter into this Agreement, the Certificate of Merger and the Ancillary Agreements to which it is a party and has taken all action necessary to consummate the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement, the Certificate of Merger and the Ancillary Agreements by InGenius, and the performance by InGenius of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby have been duly authorized by the Board of Directors of InGenius, subject to approval by the shareholders of InGenius. Upon such approval of the requisite number of shares of InGenius Common Stock entitled to vote thereon in accordance with the Michigan BCA and InGenius' Articles of Incorporation, as amended, this Agreement will have been duly executed and delivered by InGenius and will be a legal, valid and binding obligation of InGenius, enforceable against InGenius in accordance with its terms, except that enforceability may be limited by the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the rights of creditors. The Certificate of Merger will have been, as of the Effective Time, duly and validly executed by InGenius, and will be a legal, valid and binding obligation of InGenius, enforceable against InGenius in accordance with its terms, except that enforceability may be limited by the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the rights of creditors.

               (b) Each Seller has all necessary power and authority to enter into this Agreement and any Ancillary Agreements to which it is a party and has taken all action necessary to consummate the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder. This Agreement has been duly executed by each Seller and this Agreement is, and upon execution and delivery, the Ancillary Agreements to which any Seller is a party, will be, a legal, valid and binding obligation of such Person, enforceable against such Person in accordance with its terms, except that enforceability may be limited by the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the rights of creditors.

               (c) The Sellers own such number of shares of Common Stock of InGenius as are required to approve the Merger pursuant to InGenius's Articles of Incorporation and Bylaws, each as amended, and the Michigan BCA.

          4.5       Officers and Directors. Schedule 4.5 contains a list of all
                    ----------------------
of the officers and directors of InGenius.

          4.6       Bank Accounts. Schedule 4.6 contains a list of all InGenius'
                    -------------
bank accounts, safe deposit boxes, and related powers of attorney, and persons authorized to draw thereon or have access thereto. InGenius has no outstanding powers of attorney except as contemplated above.

          4.7       Subsidiaries. InGenius does not own or hold any equity
                    ------------
interest of any kind in any Person.

          4.8       Absence of Certain Changes or Events. Except as set forth on
                    ------------------------------------
Schedule 4.8, since the Balance Sheet Date there has not been any:

               (a) InGenius Material Adverse Change;

          (b) failure to operate the Business in the ordinary course or failure to preserve for the Surviving Corporation the continued services of the Employees and independent contractors and the goodwill of suppliers, customers and others having business relations with InGenius or its Representatives;

          (c) increase in the rate of compensation payable or to become payable to any officer, Employee or Representative of InGenius, including the making of any loan to, or the payment, grant or accrual of any bonus, incentive compensation, service award or other similar benefit to, any such Person, or the addition to, modification of, or contribution to any Employee Plan other than the extension of coverage under such plan to others who became eligible after the Balance Sheet Date;

          (d) any payment, loan or advance of any amount to or in respect of, or the sale, transfer or lease of any properties or Assets to, or entering into of any Contract with, any Related Party, except (i) reasonable directors' fees, and (ii) compensation to Employees at the rates disclosed pursuant to Section 4.18(d);

          (e) sale, assignment, license, transfer or encumbrance of any Assets tangible or intangible, singly or in the aggregate, other than sales of products and services and licenses in the ordinary course of business and consistent with past practice;

          (f) new Contracts, or extensions, modifications, terminations or renewals thereof, except for Contracts entered into, modified or terminated in the ordinary course of business and consistent with past practice (except for the conversion of outstanding options and convertible notes to common stock);

          (g) actual or threatened termination of any material customer account or group of accounts or actual or threatened material reduction in purchases or royalties payable by any such customer or the occurrence of any event that is likely to result in any such termination or reduction;

          (h) disposition or lapsing of any of InGenius' Proprietary Rights, in whole or in part or, any disclosure of any trade secret, process or know-how to any Person not an Employee;

          (i)  material change in accounting methods or practices by InGenius;

          (j) revaluation by InGenius of any of the Assets, including writing off notes or accounts receivable other than for which adequate reserves have been established;

          (k) material damage, destruction or loss (whether or not covered by insurance);

          (l) declaration, setting aside or payment of dividends or distributions in respect of any stock of InGenius or any redemption, purchase or other acquisition of any of InGenius' equity securities;

          (m) issuance or reservation for issuance by InGenius of any shares of stock or other equity securities or obligations or securities convertible into or exchangeable for shares of stock or other equity securities;

          (n) commitment by InGenius or by any of its officers on its behalf to issue or reserve for issuance, any shares of stock or other equity securities or obligations or securities convertible into or exchangeable for shares of stock or other equity securities;

          (o) increase, decrease or reclassification of InGenius' capital stock;

          (p)  amendment of InGenius' Articles of Incorporation or Bylaws;

          (q) capital expenditure or execution of any lease or any incurring of liability therefor by InGenius, involving payments in excess of $10,000 in the aggregate;

          (r)  failure to pay any material obligation of InGenius;

          (s) cancellation of any indebtedness or waiver of any rights of substantial value to InGenius, except in the ordinary course of business and consistent with past practice;

          (t) indebtedness incurred by InGenius for borrowed money or any commitment to borrow money entered into by InGenius, or any loans made or agreed to be made by InGenius;

          (u) liability incurred by InGenius except in the ordinary course of business and consistent with past practice, or any increase or change in any assumptions underlying or methods of calculating any bad debt, contingency or other reserves;

          (v) payment, discharge or satisfaction of any Liabilities of InGenius other than the payment, discharge or satisfaction (i) in the ordinary course of business and consistent with past practice of Liabilities reflected or reserved against in the Financial Statements or incurred in the ordinary course of business and consistent with past practice since the Balance Sheet Date and (ii) of other Liabilities of InGenius involving $10,000 or less in the aggregate;

          (w) acquisition by InGenius of any equity interest in any other Person; or

          (x)       agreement by InGenius to do any of the foregoing.

     4.9       Title to Assets. InGenius has good and marketable fee simple
               ---------------
title to all of its material Assets except as set forth on Schedule 4.9. Except as set forth on Schedule 4.9, none of the Assets are subject to any Encumbrances.

     4.10      Sufficiency of Assets. The Assets constitute all of the
               ---------------------
assets, rights and properties, tangible or intangible, real or personal, which are used in or required for the operation of the Business as it is presently conducted.

     4.11      Fixtures and Equipment. Schedule 4.11 contains accurate
               ----------------------
lists and summary descriptions of all Fixtures and Equipment where the value of an individual item exceeds $5,000 or where an aggregate of similar items exceeds $10,000. All tangible assets and properties which are part of the Assets are in good operating condition and repair, normal wear and tear excepted, and are usable in the ordinary course of business.

     4.12      Contracts.
               ---------

          (a)    Disclosure. Schedule 4.12 sets forth a complete and accurate
                 ----------
list of all of InGenius' material Contracts in each of the following categories:

               (i)     Contracts not made in the ordinary course of business;

               (ii)    Manufacturing or joint development agreements;

               (iii) License agreements or royalty agreements, whether InGenius is the licensor or licensee thereunder;

               (iv) Confidentiality and non-disclosure agreements (whether InGenius is the beneficiary or the obligated party thereunder);

               (v) Customer orders or sales contracts under which the customer is to make a payment after the date hereof of $10,000 or more;

               (vi) Original equipment manufacturer agreements or distributor agreements;

               (vii)   Research agreements;

               (viii)  Output or requirement agreements;

               (ix) Contracts involving future expenditures or Liabilities, actual or potential, in excess of $10,000 after the date hereof or otherwise material to the Business or the Assets;

               (x) Contracts or commitments relating to commission arrangements with others;

               (xi) Employment contracts, consulting contracts and severance agreements, including Contracts (A) to employ or terminate executive officers or other personnel and other contracts with present or former officers or directors of InGenius or (B) that will result in the payment by, or the creation of any Liability to pay on behalf of Aeneid or InGenius any severance, termination, "golden parachute," or other similar payments to any present or former personnel following termination of employment or otherwise as a result of the consummation of the transactions contemplated by this Agreement;

               (xii)    Indemnification agreements;

               (xiii) Promissory notes, loans, agreements, indentures, evidences of indebtedness, letters of credit, guarantees, or other instruments relating to an obligation to pay money, whether InGenius shall be the borrower, lender or guarantor thereunder (excluding credit provided by InGenius in the ordinary course of business to purchasers of its products and obligations to pay vendors in the ordinary course of business and consistent with past practice);

               (xiv) Contracts containing covenants limiting the freedom of InGenius or any officer, director, Employee or Affiliate of InGenius, to engage in any line of business or compete with any Person that relates directly or indirectly to the Business;

               (xv) Any Contract with the federal, state or local government or any agency or department thereof;

               (xvi)    Any Contract with a Related Party:

               (xvii)   Leases of real or personal property; and

               (xviii)  Any other material Contract.

True, correct and complete copies of all of the Contracts listed on Schedule 4.12, including all amendments and supplements thereto, have been made available to Aeneid.

        (b)    Absence of Defaults.  All of the Contracts are valid, binding and
               -------------------
enforceable in accordance with their terms with no existing (or to the knowledge of InGenius and Sellers, threatened) Default or dispute. InGenius has fulfilled, or taken all action necessary to enable it to fulfill when due, all of its material obligations under each of such Contracts. To the knowledge of InGenius and Sellers, all parties to such Contracts have complied in all material respects with the provisions thereof, no party is in Default thereunder and no notice of any claim of Default has been given to InGenius or Sellers. InGenius and Sellers have no reason to believe that the products and services called for by any unfinished Contract cannot be supplied in accordance with the terms of such Contract, including time specifications, and has no reason to believe that any unfinished Contract will, upon performance by InGenius, result in a loss to InGenius. Except as set forth on Schedule 4.13 (List of Consents), no consent of any third party is required for the assignment of any Contract to Aeneid.

          4.13   No Conflict or Violation; Consents. None of the execution,
                 ----------------------------------
delivery or performance of this Agreement, the Certificate of Merger or any Ancillary Agreement, the consummation of the transactions contemplated hereby or thereby, nor compliance by InGenius or Sellers with any of the provisions hereof or thereof, will (a) violate or conflict with any provision of its respective governing documents, (b) violate, conflict with, or result in a breach of or constitute a default (with or without notice or passage of time) under, or result in the termination of, or accelerate the performance required by, or result in a right to terminate, accelerate, modify or cancel under, or require a notice under, or result in the creation of any Encumbrance upon any of its respective assets under, any contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness, security interest or other arrangement to which InGenius or any Seller is a party or by which InGenius or any Seller is bound or to which any of its respective assets are subject, (c) violate any applicable Regulation or Court Order or (d) impose any Encumbrance on any Assets or the Business. Except for (i) the approval of the shareholders of InGenius as required by the Michigan BCA, (ii) the filing of the Certificate of Merger and
(iii) those set forth on Schedule 4.13, no notices to, declaration, filing or registration with, approvals or consents of, or assignments by, any Persons (including any federal, state or local governmental or administrative authorities) are necessary to be made or obtained by InGenius or Sellers in connection with the execution, delivery or performance of this Agreement and the consummation of the Merger.

          4.14  Permits. To the best knowledge of Sellers, Schedule 4.14
                -------
sets forth a complete list of all Permits held by InGenius. InGenius has, and at all times has had, all Permits required under any applicable Regulation in its operation of the Business or in its ownership of the Assets, and owns or possesses such Permits free and clear of all Encumbrances. InGenius is not in default, nor has InGenius or any Seller received any notice of any claim of default, with respect to any such Permit. Except as otherwise governed by law, all such Permits are renewable by their terms or in the ordinary course of business without the need to comply with any special qualification procedures or to pay any amounts other than routine filing fees and except as set forth on
Schedule 4.14, will not be adversely affected by the completion of the transactions contemplated by this Agreement, the Certificate of Merger or the Ancillary Agreements.

          4.15  Financial Statements; Books and Records. Except as set forth
                ---------------------------------------
on Schedule 4.15

          (a) The Financial Statements are complete, are in accordance with the Books and Records, fairly present the Assets, Liabilities and financial condition and results of operations indicated thereby in all material respects.

          (b) The Books and Records, in reasonable detail, accurately and fairly reflect the activities of InGenius and the Business in all material respects and have been provided to Aeneid for its inspection.

          (c) InGenius has not engaged in any transaction, maintained any bank account or used any corporate funds except for transactions, bank accounts or funds which have been and are reflected in the normally maintained Books and Records of InGenius.

        (d) The stock records and minute books of InGenius heretofore made available to Aeneid fully reflect all minutes of meetings, resolutions and other material actions and proceedings of its shareholders and board of directors and all committees thereof, all issuances, transfers and redemptions of InGenius' capital stock and contain true, correct and complete copies of InGenius' Articles of Incorporation, as amended, and Bylaws and all amendments thereto through the date hereof.

     4.16   Liabilities. Except as set forth on Schedule 4.16, InGenius
            -----------
has no Liabilities or obligations (absolute, accrued, contingent or otherwise) except (i) liabilities which are reflected and properly reserved against in the Financial Statements, (ii) liabilities incurred in the ordinary course of business and consistent with past practice since the Balance Sheet Date, and
(iii) liabilities arising under the Contracts (other than obligations which are required to be reflected on a balance sheet prepared in accordance with GAAP) set forth on Schedule 4.12 and which have arisen or been incurred in the ordinary course of business. For the purposes of this Section 4.16, Liabilities shall not include Liabilities related to Proprietary Rights which are addressed in Sections 4.22 and 4.23 hereof.

     4.17           Litigation. Except as set forth on Schedule 4.17, there is
                    ----------
no action, order, writ, injunction, judgment or decree outstanding or claim, suit, litigation, proceeding, investigation or dispute (collectively, "Actions") pending or, to the knowledge of InGenius and Sellers, threatened or anticipated
(i) against, relating to or affecting InGenius, any of the Assets or any of its officers and directors as such, (ii) which seek to enjoin or obtain damages in respect of the transactions contemplated hereby or by the Ancillary Agreements or (iii) with respect to which there is a reasonable likelihood of a determination which would prevent InGenius or Sellers from consummating the transactions contemplated hereby and by the Ancillary Agreements. None of the Actions, if adversely determined against Sellers, InGenius, its directors or officers, or any other Person could reasonably be expected to result in a loss to InGenius, individually or in the aggregate, in excess of $10,000. To the knowledge of InGenius and Sellers, there is no basis for any Action, which if adversely determined against Sellers, InGenius, its directors or officers, or any other Person could reasonably be expected to result in a loss to InGenius, individually or in the aggregate, in excess of $10,000. Except as specified in
Schedule 4.17, there are presently no outstanding judgments, decrees or orders of any court or any governmental or administrative agency against or affecting InGenius, it Business or any of the Assets. Schedule 4.17 contains a complete and accurate description of all Actions to which InGenius has been a party or which related to any of the Assets or InGenius' officers or directors as such, or any such Actions which were settled prior to the institution of formal proceedings, other than Actions brought by InGenius for collection of monies owed in the ordinary course of business.

          4.18      Labor Matters. Except as set forth on Schedule 4.18:
                    -------------

               (a) InGenius is not a party to any labor agreement with respect to its Employees (which term shall include any part-time workers for purposes of this Section 4.18), with any labor organization, group or association and has not experienced any attempt by organized labor or its representatives to make InGenius conform to demands of organized labor relating to its Employees or to enter into a binding agreement with organized labor that would cover the Employees of InGenius. There is no unfair labor practice charge or complaint against InGenius pending before the National Labor Relations Board or any other governmental agency arising out of InGenius' activities, and InGenius and Sellers have no knowledge of any facts or information which would give rise thereto; there is no labor strike or labor disturbance pending or threatened against InGenius nor is any grievance currently being asserted against it; and InGenius has not experienced a work stoppage or other labor difficulty. There are no material controversies pending or, to the best knowledge of InGenius and Sellers, threatened between InGenius and any of its Employees, and InGenius and Sellers are not aware of any facts which could reasonably result in any such controversy.

               (b) InGenius is in material compliance with all applicable Regulations respecting employment practices, terms and conditions of employment, wages and hours, equal employment opportunity, and the payment of social security and similar taxes, and is not engaged in any unfair labor practice. InGenius is not liable for any claims for past due wages or any penalties for failure to comply with any of the foregoing.

               (c) InGenius has not entered into any severance or similar arrangement in respect of any present or former Employee that will result in any obligation (absolute or contingent) of Aeneid or InGenius to make any payment to any present or former Employee following termination of employment. Neither the execution and delivery of this Agreement, the Certificate of Merger or the Ancillary Agreements nor the consummation of the transactions contemplated hereby or thereby will result in the acceleration of the vesting of exercisability of any InGenius Options or in the acceleration or vesting of any other rights of any Person to benefits under any Employee Plans.

               (d) Schedule 4.18(d) contains a complete and accurate list of all current employees of InGenius, including their title, salary, years of service with InGenius and the date and amount of their last salary increase.

          4.19      Employee Benefit Plans.
                    ----------------------

               (a)       Definitions.  The following terms, when used in this
                         -----------
Section 4.19, shall have the following meanings. Any of these terms may, unless the context otherwise requires, be used in the singular or the plural depending on the reference.

                    (i) "Benefit Arrangement" means any employment, consulting, severance or other similar contract, arrangement or policy and each plan, arrangement (written or oral), program, agreement or commitment providing for insurance coverage (including any self-insured arrangements), workers' compensation, disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits, life, health, disability or accident benefits (including any "voluntary employees' beneficiary association" as defined in Section 501(c)(9) of the Code providing for the same or other benefits) or for deferred compensation, profit-sharing bonuses, stock options, stock appreciation rights, stock purchases or other forms of incentive compensation or post-retirement insurance, compensation or benefits which
     (A) is not a Welfare Plan, Pension Plan or Multiemployer Plan, (B) is entered into, maintained, contributed to or required to be contributed to, as the case may be, by InGenius or an ERISA Affiliate or under which InGenius or any ERISA Affiliate may incur any liability, and (C) covers any employee or former employee of InGenius or any ERISA Affiliate (with respect to their relationship with such entities).

                    (ii) "Employee Plans" means all Benefit Arrangements, Multiemployer Plans, Pension Plans and Welfare Plans.

                    (iii) "ERISA Affiliate" means any entity which is (or at any relevant time was) a member of a "controlled group of corporations" with or under "common control" with InGenius, as defined in Section 414(b) or (c) of the Code.

                    (iv) "Multiemployer Plan" means any "multiemployer plan," as defined in Section 4001(a)(3) of ERISA, (A) which InGenius, or any ERISA Affiliate maintains, administers, contributes to or is required to contribute to, or, after September 25, 1980, maintained, administered, contributed to or was required to contribute to, or under which InGenius or any ERISA Affiliate may incur any liability and (B) which covers any employee or former employee InGenius or any ERISA Affiliate (with respect to their relationship with such entities).

                    (v)       "PBGC" means the Pension Benefit Guaranty
     Corporation.

                    (vi) "Pension Plan" means any "employee pension benefit plan" as defined in Section 3(2) of ERISA (other than a Multiemployer Plan)
     (A) which InGenius or any ERISA Affiliate maintains, administers, contributes to or is required to contribute to, or, within the five years prior to the Closing Date, maintained, administered, contributed to or was required to contribute to, or under which InGenius or any ERISA Affiliate may incur any liability and (B) which covers any employee or former employee of InGenius or any ERISA Affiliate (with respect to their relationship with such entities).

                    (vii) "Subsidiary" means (A) any corporation in an unbroken chain of corporations beginning with InGenius, if each of the corporations other than the last corporation in the unbroken chain then owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain; (B) any partnership in which InGenius is a general partner; or (iii) any partnership in which InGenius possesses a 50% or greater interest in the total capital or total income of such partnership.

                    (viii) "Welfare Plan" means any "employee welfare benefit plan" as defined in Section 3(1) of ERISA, (A) which InGenius or any ERISA Affiliate maintains, administers, contributes to or is required to contribute to, or under which InGenius or any ERISA Affiliate may incur any liability and (B) which covers any employee or former employee of InGenius or any ERISA Affiliate (with respect to their relationship with such entities).

               (b)       Disclosure; Delivery of Copies of Relevant Documents
                         ----------------------------------------------------
and Other Information.  Schedule 4.19 contains a complete list of Employee
Plans which cover or have covered employees of InGenius or a Subsidiary (with respect to their relationship with such entities). True and complete copies of each of the following documents have been delivered by InGenius: (i) each Welfare Plan and Pension Plan (and, if applicable, related trust agreements) and all amendments thereto, all written interpretations thereof and written descriptions thereof which have been distributed to the employees of InGenius or its Subsidiaries and all annuity contracts or other funding instruments, (ii) each Benefit Arrangement including written interpretations thereof and written descriptions thereof which have been distributed to InGenius' employees (including descriptions of the number and level of employees covered thereby) and a complete description of any such Benefit Arrangement which is not in writing, (iii) the most recent determination letter issued by the Internal Revenue Service with respect to each Pension Plan, (iv) for the three most recent plan years, Annual Reports on Form 5500 Series required to be filed with any governmental agency for each Pension Plan, (v) a description of complete age, salary, service and related data as of the last day of the last plan year for employees and former employees of InGenius and each Subsidiary, and (vi) a description setting forth the amount of any Liability of InGenius as of the Closing Date for payments more than 30 days past due with respect to each Welfare Plan.

               (c)       Representations.
                         ---------------

                    (i)       Pension Plans.  No Pension Plan is subject to the
                              -------------
     minimum funding requirements of ERISA or the Code. Each Pension Plan, each related trust agreement, annuity contract or other funding instrument is qualified and tax-exempt under the provisions of Code Section 401(a) (or 403(a), as appropriate) and 501(a) and has been so qualified during the period from its adoption to date.

                    (ii)      Multiemployer Plans. Neither InGenius nor any
                              -------------------
     ERISA Affiliate contributes to, or within the past six years has been obligated to, contribute to any Multiemployer Plan.

                    (iii)     Welfare Plans. None of InGenius, any ERISA
                              -------------
     Affiliate or any Welfare Plan has any present or future obligation to make any payment to or with respect to any present or former employee of InGenius or any ERISA Affiliate pursuant to any retiree medical benefit plan, or other retiree Welfare Plan, and no condition exists which would prevent InGenius from amending or terminating any such benefit plan or Welfare Plan.

                    (iv)      Compliance with Law. Each Welfare Plan, Pension
                              -------------------
     Plan and each related trust agreement, annuity contract or other funding instrument is qualified and tax-exempt under the provisions of Code Sections 401(a) (or 403(a), as appropriate) and 501(a) and has been so qualified during the period from its adoption to date. Each Welfare Plan which is a "group health plan," as defined in Section 607(1) of ERISA, has been operated in compliance with provisions of Part 6 of Title I of ERISA and Sections 162(k) and 4980B of the Code at all times.

                    (v)       Benefit Arrangements. Each Benefit Arrangement
                              --------------------
     which covers or has covered employees or former employees of InGenius or a Subsidiary (with respect to their relationship with such entities) has been maintained in material compliance with its terms and with the requirements prescribed by any and all Regulations which are applicable to such Benefit Arrangement, including the Code. Except as set forth in Schedule 4.19, and except as provided by law, the employment of all persons presently employed or retained by InGenius or a Subsidiary is terminable at will, at any time and without advance notice.

                    (vi)      Unrelated Business Taxable Income. No Employee
                              ---------------------------------
     Plan (or trust or other funding vehicle pursuant thereto) is subject to any Tax under Code Section 511.

                    (vii)     Deductibility of Payments. There is no Contract or
                              -------------------------
     bonus plan, covering any employee or former employee of InGenius or a Subsidiary (with respect to their relationship with such entities) that, individually or collectively, provides for the payment by InGenius of any amount (i) that is not deductible under Section 162(a)(1) or 404 of the Code or (ii) that is an "excess parachute payment" pursuant to Section 280G of the Code.

                    (viii)    Fiduciary Duties and Prohibited Transactions.
                              --------------------------------------------
     Neither InGenius nor any plan fiduciary of any Welfare Plan or Pension Plan which covers or has covered employees or former employees of InGenius or any ERISA Affiliate, has engaged in any transaction in violation of Sections 404 or 406 of ERISA or any "prohibited transaction," as defined in
     Section 4975(c)(1) of the Code, for which no exemption exists under Section 408 of ERISA or Section 4975(c)(2) or (d) of the Code.

                    (ix)      No Amendments. Neither InGenius nor any ERISA
                              -------------
     Affiliate has any announced plan or legally binding commitment to create any additional Employee Plans or to amend or modify any existing Employee Plan.

                    (x)       Certain Contracts. None of the Employee Plans
                              -----------------
     holds any interest in any annuity contract, guaranteed investment contract or any other investment contract which is issued by an insurance company which is the subject of bankruptcy, receivership or conservatorship proceedings.

                    (xi)      No Acceleration of Rights or Benefits. Neither the
                              -------------------------------------
     execution and delivery of this Agreement, the Certificate of Merger or the Ancillary

     Agreements nor the consummation of the transactions contemplated hereby or thereby will result in the acceleration or creation of any rights of any person to benefits under any of the Employee Plans, including but not limited to the acceleration of the exercisability of any stock options, the acceleration of the vesting of any restricted stock, the acceleration of the accrual or vesting of any benefits under any Pension Plan or the creation of rights under any severance, parachute or change of central agreement.

             (xii)            No Other Material Liability.  No event has
                              ---------------------------
     occurred in connection with which InGenius or any ERISA Affiliate or any Employee Plan, directly or indirectly, could be subject to any material liability (i) under any Regulation or governmental order relating to any Employee Plans or (ii) pursuant to any obligation of InGenius or any Subsidiary to indemnify any Person against liability incurred under, any such Regulation or order as they relate to the Employee Plans.

          4.20    Transactions with Related Parties. Except for compensation
                  ---------------------------------
arrangements in the ordinary course of business, as disclosed on Schedule 4.20 or for amounts less than $10,000, no Related Party has (a) borrowed or loaned money or other property to InGenius which has not been repaid or returned, (b) any contractual or other claims, express or implied, of any kind whatsoever against InGenius or (c) had any interest in any property used by InGenius.

          4.21    Compliance with Law. InGenius has conducted the Business in
                  -------------------
material compliance with all applicable Regulations and Court Orders. Neither InGenius nor any Seller has received any notice to the effect that, or has otherwise been advised that, InGenius is not in compliance with any Regulations or Court Orders, and InGenius and Sellers are not aware of any existing circumstances that are likely to result in any material violation of any of the foregoing.

          4.22    Intellectual Property.     General. Schedule 4.22 sets forth
                  ---------------------      --------
with respect to the Proprietary Rights: (i) for each patent and patent application, including petty patents and utility models and applications therefor, as applicable, the number, normal expiration date, title and priority information for each country in which such patent has been issued, or, the application number, date of filing, title and priority information for each country, (ii) for each trademark, tradename or service mark, whether or not registered, the date first used, the application serial number or registration number, the class of goods covered, the nature of the goods or services, the countries in which the names or mark is used and the expiration date for each country in which a trademark has been registered, (iii) for each copyright for which registration has been sought, whether or not registered, the date of creation and first publication of the work, the number and date of registration for each country in which a copyright application has been registered, (iv) for each mask work, whether or not registered, the date of first commercial exploitation and if registered, the registration number and date of registration and (v) all such Proprietary Rights in the form of licenses. True and correct copies of all Proprietary Rights (including all pending applications and application related documents and materials) owned, controlled or used by or on behalf of InGenius or in which InGenius has any interest whatsoever have been provided or made available to Aeneid.

               (b)       Adequacy.  To the best knowledge of the Sellers, and
                         --------
except as set forth in Schedule 4.22 (b), InGenius' Proprietary Rights are all those necessary for the normal conduct of the Business as presently conducted and as presently contemplated, including the design, manufacture and sale of all products currently under development, planned for development or in production.

               (c)       Royalties and Licenses.  To the best knowledge of the
                         ----------------------
Sellers, InGenius has no obligation to compensate any Person for the use of any of its Proprietary Rights nor has InGenius granted to any Person any license, option or other rights to use in any manner any of its Proprietary Rights, whether requiring the payment of royalties or not, except as set forth in
Schedule 4.22.

               (d)       Ownership.  To the best of Sellers' knowledge,
                         ---------
InGenius owns or has a valid right to use its Proprietary Rights, and such Proprietary Rights will not cease to be valid rights of InGenius by reason of the execution, delivery and performance of this Agreement, the Certificate of Merger or the Ancillary Agreements or the consummation of the transactions contemplated hereby or thereby.

               (e)       Absence of Claims.  Except as set forth in Schedule
                         -----------------
4.22, neither InGenius nor any Seller has received any notice of (A) alleged invalidity with respect to any of InGenius' Proprietary Rights or (B) alleged infringement of any rights of others due to any activity by InGenius. To the knowledge of InGenius and Sellers, InGenius' use of its Proprietary Rights in its past, current and planned products do not and would not infringe upon or otherwise violate the valid rights of any third party anywhere in the world. No other Person (i) has notified InGenius or Sellers that it is claiming any ownership of or right to use any of InGenius' Proprietary Rights or (ii) to the best knowledge of InGenius and Sellers, is infringing upon any such Proprietary Rights in any way.

               (f)       Protection of Proprietary Rights.  Schedule 4.22
                         --------------------------------
describes the steps InGenius has taken to protect its interest in its Proprietary Rights.

          4.23      Software. To the best of Sellers' knowledge, and except as
                    --------
set forth on Schedule 4.23:

               (a) Schedule 4.23 sets forth a list of all computer software used by InGenius in InGenius' products (the "Computer Software"). Except for Computer Software which is exclusively licensed to InGenius pursuant to licenses identified in Schedule 4.23, InGenius exclusively owns all rights to the Computer Software, and no royalties are required for the Surviving Corporation to continue to exclusively own and use the Computer Software. Licenses for Computer Software identified in Schedule 4.23 are fully transferable to the Surviving Corporation at no additional cost to Parent, Purchaser or the Surviving Corporation.

               (b) Except for Computer Software licensed to InGenius pursuant to licenses identified in Schedule 4.23, all of the Computer Software was either written by a regular employee of InGenius or ownership has been exclusively assigned to InGenius.

               (c) InGenius has exclusive control over the source codes for all of the

Computer Software, and no third party has copies of the source codes for any of the Computer Software. All employees of InGenius, and all consultants, vendors, customers and others having at any time had access to any of the source codes for the Computer Software have signed confidentiality agreements which prevent their use of or disclosure of such source codes other than for the business of InGenius and its successors.

               (d) None of the former or current members of management or key personnel of InGenius, including all former and current employees, agents, consultants and contractors who have contributed to or participated in the conception and development of the Computer Software has threatened or asserted in writing any claims against InGenius in connection with the involvement of such persons in the conception and development of any of the Computer Software.

               (e) No licenses or rights have been granted to distribute the source code of, or to use source code to create Derivative Works (as hereinafter defined) from the Computer Software. As used herein, "Derivative Work" shall mean a work which is based upon one or more preexisting works, such as a revision, enhancement, modification, abridgment, condensation, expansion or any other form in which such preexisting works may be recast, transformed or adapted, and which, if prepared without authorization of the owner of the copyright in such preexisting work, would constitute a copyright infringement. For purposes hereof, a Derivative Work shall also include any compilation that incorporates such a preexisting work as well as translations from one human language to another and from one type of code to another.

               (f) The source codes for all Computer Software have been placed in back-up files that are securely stored in a location other than the Facility or Facilities where such Computer Software is used. All databases used in the business of InGenius are periodically (at least once every month) backed-up and such backed-up materials are moved to and securely stored at locations other than the Facility or Facilities where such databases are stored. All Computer Software that InGenius has marketed or currently markets to any of its customers will, if the appropriate operating medium is provided, function in accordance with the specifications therefor, as set forth in InGenius' written materials describing the Computer Software.

               (g) All software, other than the Computer Software, installed on computers owned or leased by, or otherwise used by InGenius in its business are covered by valid licenses from the software owner or publisher. No unlicensed copy of software used by InGenius in its business has been deleted from any such computer without replacement with a validly licensed copy.

          4.24      Tax Matters.
                    -----------

               (a)       Filing of Tax Returns. InGenius has timely filed with
                         ---------------------
the appropriate taxing authorities all Tax Returns in respect of Taxes required to be filed. The Tax Returns filed are complete and accurate in all material respects. Except as specified in Schedule 4.24, InGenius has not requested any extension of time within which to file Tax Returns in respect of any Taxes.

InGenius has delivered to Aeneid complete and accurate copies of their respective federal, state and local Tax Returns for the years ended December 31, 1998 and 1997.

               (b)       Payment of Taxes. All Taxes in respect of periods
                         ----------------
beginning before the Closing Date have been timely paid or an adequate reserve has been established therefor, as set forth in Schedule 4.24 or the Financial Statements, and InGenius has no material Liability for Taxes in excess of the amounts so paid or reserves so established. All Taxes that InGenius is required by law to withhold or collect have been duly withheld or collected and have been timely paid over to the appropriate governmental authorities to the extent due and payable.

               (c)       Audits, Investigations or Claims. No deficiencies for
                         --------------------------------
Taxes of InGenius have been claimed, proposed or assessed by any taxing or other governmental authority. Except as specified in Schedule 4.24, there are no pending or, to the knowledge of InGenius and Sellers, threatened audits, assessments or other Actions for or relating to any Liability in respect of Taxes of InGenius, and there are no matters under discussion with any governmental authorities with respect to Taxes that are likely to result in an additional Liability for Taxes. Audits of federal, state and local Tax Returns by the relevant taxing authorities have been completed for the periods set forth on Schedule 4.24 and, except as set forth in such Schedule, neither InGenius nor any Seller has been notified that any taxing authority intends to audit a Tax Return for any other period. No extension of a statute of limitations relating to Taxes is in effect with respect to InGenius.

               (d)       Lien. There are no Encumbrances for Taxes (other than
                         ----
for current Taxes not yet due and payable) on the Assets.

               (e)       Tax Elections. All elections with respect to Taxes
                         -------------
affecting InGenius as of the date hereof are set forth on InGenius' latest Tax Returns. InGenius (i) has not made nor will make a deemed dividend election under Reg. (S) 1.1502-32(f)(2) or a consent dividend election under Section 565 of the Code; (ii) has not consented at any time under Section 341(f)(1) of the Code to have the provisions of Section 341(f)(2) of the Code apply to any disposition of the Assets; (iii) has not agreed, nor is required, to make any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise; (iv) has not made an election, nor is required, to treat any Asset as owned by another Person pursuant to the provisions of Section 168(f) of the Code or as tax-exempt bond financed property or tax-exempt use property within the meaning of Section 168 of the Code; and (v) has not made any of the foregoing elections or is required to apply any of the foregoing rules under any comparable state or local Tax provision.

               (f)       Prior Affiliated Groups. InGenius has never been a
                         -----------------------
member of an affiliated group of corporations within the meaning of Section 1504 of the Code.

               (g)       Tax Sharing Agreements. There are no Tax-sharing
                         ----------------------
agreements or similar arrangements (including indemnity arrangements) with respect to or involving InGenius, and, after the Closing Date, InGenius shall not be bound by any such Tax-sharing agreements or similar arrangements (entered into prior to the Closing) or have any Liability thereunder for amounts due in respect of periods prior to or after the Closing Date.

               (h)       Partnerships. InGenius is not subject to any joint
                         ------------
venture, partnership, or other arrangement or contract which is treated as a partnership for federal income tax purposes. InGenius is not a successor to any other Person by way of merger, reorganization or similar transaction.

               (i)       Foreign Person. For purposes of withholding under
                         --------------
Section 1445 of the Code, neither InGenius nor any Seller is a "foreign person" as defined in Section 1445(f)(3) of the Code.

               (j)       No Withholding. The transaction contemplated herein is
                         --------------
not subject to the tax withholding provisions of Section 3406 of the Code, or of Subchapter A of Chapter 3 of the Code or of any other provision of law.

          4.25      Insurance. Schedule 4.25 contains a complete and accurate
                    ---------
list of all policies or binders of insurance (showing as to each policy or binder the carrier, policy number, coverage limits, expiration dates, annual premiums, a general description of the type of coverage provided and any pending claims thereunder) of which InGenius is the owner, insured or beneficiary. All of such policies are sufficient for (i) compliance with all material Regulations and all of the Contracts, (ii) covering all reasonably foreseeable damage to and liabilities or contingencies relating to InGenius' conduct of the Business and
(iii) providing replacement cost insurance coverage for all Fixtures and Equipment and all leasehold improvements. InGenius is not in default under any of such policies or binders, and it has not failed to give any notice or to present any claim under any such policy or binder in a due and timely fashion. There are no facts known to InGenius or Sellers upon which an insurer might be justified in reducing or denying coverage or increasing premiums on existing policies or binders. There are no outstanding unpaid claims under any such policies or binders. Such policies and binders are in full force and effect on the date hereof and shall be kept in full force and effect by InGenius through the Effective Time.

          4.26      Accounts Receivable. The accounts and notes receivable
                    -------------------
reflected in the Balance Sheet, and all accounts receivable arising since the Balance Sheet Date, represent bona fide claims against debtors for sales, services performed or other charges arising on or before the date of recording thereof, and all the goods delivered and services performed which gave rise to said accounts were delivered or performed in accordance with the applicable orders, Contracts or customer requirements. To the knowledge of InGenius and Sellers, all such receivables are fully collectible in the ordinary course of business within three months except to the extent of an amount not in excess of the reserve for doubtful accounts reflected on the Balance Sheet and additions to such reserves as reflected on the Books and Records of InGenius.

          4.27      Payments. Neither InGenius nor any of its Representatives
                    --------
acting on its behalf have, directly or indirectly, paid or delivered any fee, commission or other sum of money or property, however characterized, to any finder, agent, government official or other party, in the U.S. or any other country which either InGenius or any Seller knows or has reason to believe to have been illegal under any federal, state or local laws of the U.S. or any other country having jurisdiction. Neither InGenius nor any of its Representatives acting on its behalf, have accepted or received any unlawful contributions, payments, gifts or expenditures. InGenius has not participated, directly or indirectly, in any boycotts or other similar practices affecting any of its actual or potential customers and has at all times done business in an open and ethical manner.

          4.28      Customers and Suppliers. Schedule 4.28 sets forth a complete
                    -----------------------
and accurate list of the names and addresses of (i) the five customers who purchased from InGenius the greatest dollar volume of products during its last fiscal year, showing the approximate total sales in dollars to each such customer during such fiscal year; and (ii) suppliers with sales to InGenius greater than $5,000 during the last fiscal year, showing the approximate total purchases in dollars by InGenius from each such supplier during such fiscal year. Since the Balance Sheet Date, there has been no adverse change in any material respect in the business relationship of InGenius with any customer or supplier named on Schedule 4.28. Neither InGenius nor any Seller has received any written communication from any customer or supplier named on
Schedule 4.28 of any intention to return, terminate or materially reduce purchases from or supplies to InGenius.

          4.29      Environmental Matters.
                    ---------------------
               (a)       Definitions. The following terms, when used in this
                         -----------
Section 4.29, shall have the following meanings:

                    (i)       "InGenius" for purposes of this Section 4.29
                               --------
     includes (A) all Affiliates of InGenius, (B) all partnerships, joint ventures and other entities or organizations in which InGenius was at any time or is a partner, joint venturer, member or participant and (C) all predecessor or former corporations, partnerships, joint ventures, organizations, businesses or other entities, whether in existence as of the date hereof or at any time prior to the date hereof, the assets or obligations of which have been acquired or assumed by InGenius or to which InGenius has succeeded.

                    (ii)      "Release" means and includes any spilling,
                               -------
     leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the environment or the workplace of any Hazardous Substance, and otherwise as defined in any Environmental Law.

                    (iii)     "Hazardous Substance" means any pollutants,
                               -------------------
     contaminants, chemicals, waste and any toxic, infectious, carcinogenic, reactive, corrosive, ignitable or flammable chemical or chemical compound or hazardous substance, material or waste, whether solid, liquid or gas, including any quantity of asbestos in any form, urea formaldehyde, PCB's, radon gas, crude oil or any fraction thereof, all forms of natural gas, petroleum products or by-products or derivatives, radioactive substance, waste waters, sludges, slag and any other substance, material or waste that is subject to regulation, control or remediation under any Environmental Laws.

                    (iv)      "Environmental Laws" mean all Regulations which
                               ------------------
     regulate or relate to the protection or clean-up of the environment, the use, treatment, storage, transportation, generation, manufacture, processing, distribution, handling or disposal of, or emission, discharge or other release or threatened release of, Hazardous Substances or otherwise dangerous substances, wastes, pollution or materials (whether gas, liquid or solid), the preservation or protection of waterways, groundwater, drinking water, air, wildlife, plants or other natural resources, or the health and safety of persons or property, including protection of the health and safety of employees. Environmental Laws include the Federal Water Pollution Control Act, Resource Conservation & Recovery Act, Clean Water Act, Safe Drinking Water Act, Atomic Energy Act, Occupational Safety and Health Act, Toxic Substances Control Act, Clean Air Act, Comprehensive Environmental Response, Compensation and Liability Act, Hazardous Materials Transportation Act and all analogous or related federal, state or local law.

             (v)       "Environmental Conditions" mean the introduction into the
                        ------------------------
     environment of any pollution, including any contaminant, irritant or pollutant or other Hazardous Substance (whether or not such pollution constituted at the time thereof a violation of any Environmental Law as a result of any Release of any kind whatsoever of any Hazardous Substance) as a result of which InGenius has or may become liable to any Person or by reason of which any of the Assets may suffer or be subjected to any Encumbrance.

        (b)      Notice of Violation.  Neither InGenius nor any Seller has
                 -------------------
received any notice of alleged, actual or potential responsibility for, or any inquiry or investigation regarding, (i) any Release or threatened Release by InGenius of any Hazardous Substance at any location or (ii) an alleged violation of or non-compliance by InGenius with the conditions of any Permit required under any Environmental Law or the provisions of any Environmental Law. InGenius and Sellers have not received any notice of any other claim, demand or Action by any Person alleging any actual or threatened injury or damage to any Person, property, natural resource or the environment arising from or relating to any Release or threatened Release by InGenius of any Hazardous Substances.

        (c)      Environmental Conditions.  To the knowledge of Sellers, there
                 ------------------------
are no present or past Environmental Conditions in any way relating to InGenius, the Business or the Assets.

        (d)      Notices, Warnings and Records.  To the knowledge of Sellers,
                 -----------------------------
InGenius has given all notices and warnings, made all reports, and has kept and maintained all records required by and in compliance with all Environmental Laws.

     4.30    Brokers; Transaction Costs.  Neither InGenius nor any Seller has
             --------------------------
entered into and will not enter into any contract, agreement, arrangement or understanding with any Person which will result in the obligation of Aeneid or InGenius to pay any finder's fee, brokerage commission or similar payment in connection with the transactions contemplated hereby. Neither InGenius nor Aeneid shall be liable for any costs or expenses pertaining to any finder's fees, brokerage commission or similar payment incurred by or on behalf of InGenius or any Seller as a result of the consummation of the transactions contemplated hereby. It is expressly understood that neither Worden Group nor Peter Farner are brokers and neither are entitled to any fees or commissions in connection with this Agreement or the Merger.

     4.31    No Other Agreements to Sell InGenius or the Assets.  Neither
             --------------------------------------------------
InGenius nor any Seller has any legal obligation, absolute or contingent, to any other Person to sell all or substantially all of the Assets or to sell any capital stock of InGenius or to effect any merger, consolidation or other reorganization of InGenius or to enter into any agreement with respect thereto.


                                  ARTICLE V.

                   REPRESENTATIONS AND WARRANTIES OF AENEID

     Aeneid represents and warrants to InGenius and Sellers as follows, which representations and warranties are, as of the date hereof, and will be, as of the Closing Date, true and correct:

     5.1     Organization of Aeneid.  Aeneid is a corporation duly organized,
             ----------------------
validly existing and in good standing under the laws of the State of California. Aeneid has full corporate power and authority to conduct its business as presently conducted by it and to own and lease its properties and assets. Aeneid is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary, except where the failure to be so qualified or in good standing would not have an Aeneid Material Adverse Effect.

     5.2     Authorization.  Aeneid has all requisite corporate power and
             -------------
authority, and has taken all corporate action necessary, to execute and deliver this Agreement and the Ancillary Agreements, to consummate the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder. This Agreement has been duly executed and delivered by Aeneid and is, and upon execution and delivery, the Ancillary Agreements will be, legal, valid and binding obligations of Aeneid, enforceable against Aeneid in accordance with their terms, except that enforceability may be limited by the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the rights of creditors.

     5.3     No Conflict or Violation; Consents. None of the execution, delivery
             ----------------------------------
or performance of this Agreement or any Ancillary Agreement, the consummation of the transactions contemplated hereby or thereby, nor compliance by Aeneid with any of the provisions hereof or thereof, will (a) violate or conflict with any provision of the Aeneid Articles of Incorporation or Bylaws of Aeneid, (b) violate, conflict with, or result in a breach of or constitute a default (with or without notice or passage of time) under, or result in the termination of, or accelerate the performance required by, or result in a right to terminate, accelerate, modify or cancel under, or require a notice under, or result in the creation of any Encumbrance upon any of Aeneid's assets under, any material contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness, security interest or other arrangement to which Aeneid is a party or by which it is bound or to which any of its assets are subject or (c) violate any Regulation or Court Order.

     5.4     Financial Statements.  The balance sheet and income statements of
             --------------------
Aeneid for the period ended August 30, 1999, fairly present the assets, liabilities, financial condition and results of operations indicated thereby in all material respects.

     5.5     No Brokers.  Neither Aeneid nor any of its officers, directors,
             ----------
employees, shareholders or Affiliates has employed or made any agreement with any broker, finder or similar agent or any Person which will result in the obligation of any Seller to pay any finder's fee, brokerage fees or commission or similar payment in connection with the transactions contemplated hereby.

     5.6     Litigation.  There are no Actions pending, or to Aeneid's
             ----------
knowledge, threatened or anticipated against, related to or affecting Aeneid seeking to delay, limit or enjoin the transactions contemplated by this Agreement.

     5.7     Financial Capability.  Aeneid has access to immediately available
             --------------------
funds sufficient to consummate the transactions contemplated by this Agreement.

        ARTICLE VI.  REPRESENTATIONS AND WARRANTIES OF MERGER SUB

     Merger Sub represents and warrants to InGenius and Sellers as follows, which representations and warranties are, as of the date hereof, and will be, as of the Closing Date, true and correct:

     6.1     Organization of Merger Sub.  Merger Sub is a corporation duly
             --------------------------
organized, validly existing and in good standing under the laws of the State of Michigan. Merger Sub has not conducted any business. Aeneid owns all of the outstanding capital stock of Merger Sub, free and clear of all liens, charges, pledges and other encumbrances.

     6.2     Authorization.  Merger sub has all requisite corporate power and
             -------------
authority, and has taken all corporate action necessary, to execute and deliver this Agreement and the Certificate of Merger, to consummate the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder. This Agreement has been duly executed and delivered by Merger Sub and is, and upon execution and delivery, the Certificate of Merger will be, as of the Effective Time, legal, valid and binding obligations of Merger Sub, enforceable against Merger Sub in accordance with their terms, except that enforceability may be limited by the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the rights of creditors.

     6.3     Legal Proceedings.  There are no Actions pending, or to Merger
             -----------------
Sub's knowledge, threatened or anticipated against, related to or affecting Merger Sub seeking to delay, limit or enjoin the transactions contemplated by this Agreement.

                                 ARTICLE VII.

                         ACTIONS PRIOR TO THE CLOSING

     Aeneid, Merger Sub, InGenius and Sellers covenant as follows for the period from the date hereof through the Effective Time:

     7.1     Conduct of Business.  Except as contemplated by this Agreement or
             -------------------
as consented to by Aeneid in writing, from the date hereof through the Effective Time, InGenius shall, and each Seller shall cause InGenius (i) to operate the Business in the ordinary course of business and in accordance with past practice and (ii) to not take any action inconsistent with this Agreement, the Certificate of Merger, the Ancillary Agreements or the consummation of the Merger. Without limiting the generality of the foregoing, from the date hereof through the Effective Time, InGenius shall not and no Seller shall permit InGenius to, except as specifically contemplated by this Agreement or as consented to by Aeneid in writing:

        (a) incur any indebtedness for borrowed money, or assume, guarantee, endorse (other than endorsements for deposit or collection in the ordinary course of business), or otherwise become responsible for obligations of any other Person;

        (b) issue or commit to issue any shares of its capital stock or any other securities or any securities convertible into shares of its capital stock or any other securities, including options and warrants therefor (other than shares of InGenius Common Stock issued upon the exercise of InGenius Options);

        (c) declare, pay or incur any obligation to pay any dividend on its capital stock or declare, make or incur any obligation to make any distribution or redemption with respect to capital stock;

        (d)    make any change to its Articles of Incorporation or Bylaws;

        (e) mortgage, pledge or otherwise encumber any Assets or sell, transfer, license or otherwise dispose of any Assets except for sales of products and services and standard customer non-exclusive licenses, in each case in the ordinary course of business and consistent with past practice;

        (f) cancel, release or assign any indebtedness owed to it or any claims or rights held by it, except in the ordinary course of business and consistent with past practice;

        (g) make any payments using its corporate funds for any purpose other than in the ordinary course of business.

        (h) declare or pay any cash or stock dividend or make any distribution to its shareholders.

        (i) make any investment of a capital nature either by purchase of stock or securities, contributions to capital, property transfer or otherwise, or by the purchase of any property or assets of any other Person, except capital expenditures in the ordinary course of business consistent with past practice;

        (j) terminate any material Contract or make any change in any material Contract;

        (k) enter into or modify any employment Contract, (ii) pay or agree to pay any compensation to or for any Employee, officer or director of InGenius other than in the ordinary course of business and consistent with past practice,
(iii) pay or agree to pay any bonus, incentive compensation, service award or other like benefit or (iv) enter into or modify any other Employee Plan, except as contemplated hereby;

        (l)    enter into or modify any Contract with a Related Party;

        (m) enter into any Contract unless the same is terminable by InGenius on no more than 30 days' written notice without penalty or payment and is entered into in the ordinary course of business consistent with past practice;

        (n) make any change in any method of accounting or accounting practice;

        (o) fail to pursue the development and introduction of new products and technology advances in connection with the Business on a basis consistent with past practice;

        (p) fail to use its commercially reasonable efforts to (i) retain the Employees and any independent contractors providing services to InGenius, (ii) maintain the Business so that such Employees and independent contractors will remain available to InGenius and Aeneid on and after the Closing Date, (iii) maintain existing relationships with suppliers and customers and others having business dealings with InGenius and (iv) otherwise preserve the goodwill of the Business so that such relationships and goodwill will be preserved on and after the Closing Date; or

        (q) do any other act which would cause any representation or warranty of InGenius or any Seller in this Agreement to be or become untrue in any material respect.

     7.2     Investigation by Aeneid.  From the date hereof through the
             -----------------------
Effective Time, InGenius shall afford the Representatives of Aeneid and its Affiliates complete access at all reasonable times upon reasonable notice to the Business and the Assets and Liabilities for the purpose of inspecting the same, and to InGenius' officers, Employees and Representatives, properties, Books and Records and Contracts, and shall furnish Aeneid and its Representatives all financial, operating and other data and information (including InGenius' Proprietary Rights) as Aeneid or its Affiliates, through their respective Representatives, may reasonably request. The provisions of the Confidentiality Agreement will remain in effect pursuant to its terms notwithstanding the execution of this letter (subject to Section 13.13 hereof). Notwithstanding the foregoing, InGenius shall not be required to send its source code off of its premises prior to the closing.

     7.3     Notification of Certain Matters.  Each party shall give prompt
             -------------------------------
notice to the other of (i) the occurrence, or failure to occur, of any event which occurrence or failure would be likely to cause any representation or warranty of such party contained in this Agreement to be untrue or inaccurate in any material respect and (ii) any material failure of such party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that such disclosure shall not be
                 --------  -------
deemed to cure any breach of a representation, warranty, covenant or agreement or to satisfy any condition. Sellers and InGenius shall promptly notify Aeneid of any Default, the threat or commencement of any Action, or any development that occurs before the Closing that could reasonably be expected to result in an InGenius Material Adverse Effect, and Aeneid shall promptly notify InGenius of any threat or commencement of any Action, or any development that occurs before the Closing that could reasonably be expected to delay, limit or enjoin the transactions contemplated by this Agreement.

     7.4     Restrictions on Certain Transactions.  In the Sellers nor any
             ------------------------------------
director, officer, shareholder or agent of InGenius will, directly or indirectly, solicit, initiate, entertain or encourage any proposals, inquiries or offers from any third party relating to any licensing transaction relating to InGenius' technology or relating to any acquisition or purchase of all or (other than in the ordinary course of business) a material amount of the assets of or any interest in, InGenius or any merger, consolidation, dissolution or business combination of InGenius, nor will InGenius or any of its directors, officers, shareholders or agents participate in any discussions regarding, or furnish to any person any information with respect to, any such transaction. If the Merger is not consummated by

November 30, 1999, which date may be extended by mutual agreement of Aeneid and InGenius, the No-Shop Fee (as defined in the Letter of Intent) will be either, in Aeneid's sole discretion, (i) credited as a payment by Aeneid pursuant to the License Agreement or (ii) converted into the greater of (a) 667 shares of InGenius' common stock, subject to anti-dilution adjustment, or (b) the number of shares of InGenius' common stock having a fair market value at such time equal to the No-Shop Fee.

     7.5     Approval of Shareholders.  The Sellers shall vote all of the shares
             ------------------------
of InGenius Common Stock which they own or control in favor of the adoption of this Agreement and the Merger under the Michigan BCA. InGenius shall, within fifteen (15) days after the execution of this Agreement, obtain the approval of the shareholders of InGenius in accordance with the Michigan BCA. InGenius' board of directors shall recommend such approval to its shareholders.

     7.6     Further Assurances.  Upon the terms and subject to the conditions
             ------------------
contained herein, the parties agree, in each case both before and after the Effective Time, (i) to use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement, the Certificate of Merger and the Ancillary Agreements, (ii) to execute any documents, instruments or conveyances of any kind which may be reasonably necessary or advisable to carry out any of the transactions contemplated hereunder and thereunder, and (iii) to cooperate with each other in connection with the foregoing. Without limiting the foregoing, the parties agree to use their respective best efforts (A) to obtain any necessary Consents (provided, however, that no amendment or modification shall be made to any
 --------  -------
Contract to obtain such Consent without Aeneid's consent), (B) to obtain all necessary Permits, (C) to give all notices to, and make all registrations and filings with third parties, including submissions of information requested by governmental authorities, and (D) to fulfill all conditions to this Agreement.

     7.7     Satisfaction of Conditions.  Aeneid, Merger Sub and InGenius each
             --------------------------
shall use its best efforts to satisfy the conditions set forth in Articles VIII and IX hereof.

                                 ARTICLE VIII.

               CONDITIONS TO OBLIGATIONS OF INGENIUS AND SELLERS

     The obligations of InGenius and Sellers to consummate the Merger and the other transactions contemplated by this Agreement are subject, in the discretion of InGenius and Sellers, to the satisfaction or waiver, on or prior to the Closing Date, of each of the following conditions:

     8.1     Representations, Warranties and Covenants.  All representations and
             -----------------------------------------
warranties of Aeneid and Merger Sub contained in this Agreement shall be true and correct in all material respects at and as of the Closing Date as if such representations and warranties were made at and as of the Closing Date, and Aeneid and Merger Sub shall have performed in all material respects all agreements and covenants required hereby to be performed by them prior to or at the Closing Date. There shall be delivered to Sellers a certificate (signed by a Senior Vice President or more senior officer of Aeneid) to the foregoing effect ("Aeneid's Closing Certificate").

     8.2     Consents.  All consents, approvals and waivers from governmental
             --------
authorities necessary for the valid consummation of the Merger shall have been obtained, all approvals required under any Regulations to carry out the transactions contemplated by this Agreement, the

Certificate of Merger and the Ancillary Agreements shall have been obtained and the parties shall have complied with all Regulations applicable to the transactions contemplated hereby and thereby.

     8.3     No Court Orders.  There shall not be any Regulation or Court Order
             ---------------
that makes the transactions contemplated hereby, by the Certificate of Merger or by the Ancillary Agreements illegal or otherwise prohibited.

     8.4     Closing Documents.  Sellers shall have received from Aeneid and
             -----------------
Merger Sub the documents and other items to be delivered by Aeneid and Merger Sub pursuant to Section 10.2 of this Agreement.

     8.5     Opinion of Counsel to Aeneid.  Aeneid shall have delivered to
             ----------------------------
InGenius an opinion of Heller, Ehrman, White & McAuliffe, counsel to Aeneid, dated as of the Closing Date in form and substance reasonably acceptable to InGenius.

     8.6     Aeneid Material Adverse Change.  There shall not have been any
             ------------------------------
Aeneid Material Adverse Change.


     8.7     Certificates.  Aeneid shall furnish InGenius with a certificate of
             ------------
Aeneid attaching a copy of (a) Aeneid's and Merger Sub's board resolutions authorizing the transactions contemplated hereby, (b) the Articles of Incorporation of Aeneid and of Merger Sub, as amended, certified by the California Secretary of State and the Michigan Department of Corporations, respectively, (c) the Bylaws of Aeneid, and (d) Aeneid's Stock Option Plan.

     8.8     InGenius Shareholder Approval.  This agreement, the Merger and the
             -----------------------------
transactions contemplated hereby shall have been approved by the requisite percentage of the shareholders of InGenius.

                                  ARTICLE IX.

              CONDITIONS TO OBLIGATIONS OF AENEID AND MERGER SUB

     The obligations of Aeneid and Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement are subject, in the discretion of Aeneid and Merger Sub, to the satisfaction or waiver, on or prior to the Closing Date, of each of the following conditions:

     9.1     Representations, Warranties and Covenants.  All representations and
             -----------------------------------------
warranties of each Seller and InGenius contained in this Agreement shall be true and correct in all material respects at and as of the Closing Date as if such representations and warranties were made at and as of the Closing Date, and each Seller and InGenius shall have performed in all material respects all agreements and covenants required hereby to be performed prior to or at the Closing Date. There shall be delivered to Aeneid a certificate (signed by the President of InGenius) to the foregoing effect ("InGenius' Closing Certificate").

     9.2     InGenius Shareholder Approval.  This agreement, the Merger and the
             -----------------------------
transactions contemplated hereby shall have been approved by the requisite percentage of the shareholders of InGenius.

     9.3     Approvals.  All Consents from governmental authorities and other
             ---------
parties necessary to the consummation of the transactions contemplated hereby and by the Certificate of Merger and the Ancillary Agreements and for the operation of the Business after the Closing (including all required third party consents under the Contracts, as listed on Schedule 4.13) shall have been obtained. Aeneid shall be satisfied that all approvals required under any Regulations to carry out the transactions contemplated by this Agreement, the Certificate of Merger and the Ancillary Agreements shall have been obtained and that the parties shall have complied with all Regulations applicable to the transactions contemplated hereby and thereby.

     9.4     No Actions or Court Orders.  No Action by any court, governmental
             --------------------------
authority or other Person shall have been instituted or threatened which questions the validity or legality of the transactions contemplated hereby or by the Certificate of Merger or the Ancillary Agreements and which could reasonably be expected to damage Aeneid, the Assets or the Business materially if the transactions contemplated hereby or thereby are consummated, including any material adverse effect on the right or ability of Aeneid to own or operate InGenius after the Closing.

     9.5     Opinion of Counsel.  Sellers and InGenius shall have delivered to
             ------------------
Aeneid an opinion of Varnum, Riddering, Schmidt & Howlett, LLP (or such other counsel approved by Aeneid), counsel to Sellers and InGenius, dated as of the Closing Date, substantially in the form of Exhibit E hereto.

     9.6     Employees.  Julie and Gary Stock shall sign offers of employment
             ---------
with Aeneid in the form attached as Exhibit D hereto.

     9.7     Certificates.  InGenius shall furnish Aeneid with a certificate
             ------------
from the Secretary of InGenius attaching a copy of (a) InGenius' board resolutions authorizing the transactions contemplated hereby, (b) a document evidencing that the requisite shareholder approval specified in Section 9.2 has been obtained, (c) the Articles of Incorporation of InGenius, as amended, certified by the Michigan Department of Consumer and Industry Services-- Corporations, Securities & Land Development Bureau and (d) the Bylaws of InGenius.

     9.8     Closing Documents.  Aeneid shall have received from Sellers and
             -----------------
InGenius the documents and other items described in Section 10.1 and such other documents and items as Aeneid may reasonably require.

     9.9     InGenius Material Adverse Change.  There shall not have been any
             --------------------------------
InGenius Material Adverse Change.


     9.10    Closing Balance Sheet.  InGenius shall furnish to Aeneid the
             ---------------------
Closing Balance Sheet which shall show a Net Asset Value of at least -$300,000 (negative $300,00). The Closing Balance Sheet shall be certified by the President and Chief Financial Officer of InGenius.

     9.11    Due Diligence Review.  Aeneid shall have completed its due
             --------------------
diligence of InGenius, including, without limitation, due diligence of InGenius' Proprietary Rights, and Aeneid shall be satisfied, in its sole discretion, on the basis of such review that Aeneid should proceed with the transactions contemplated hereby. Such review shall have no effect whatsoever on the liability of InGenius or any Seller to Aeneid under this Agreement or otherwise for breach of any representations, warranties or covenants of InGenius and Sellers hereunder.

     9.12   Cancellation of Options, Warrants, Convertible Securities, etc.
            --------------------------------------------------------------

     Aeneid shall have received from InGenius documentation evidencing the cancellation of all outstanding options, warrants, convertible securities or rights of any kind to purchase or otherwise acquire shares of capital stock or other securities of InGenius, including but not limited to evidence of the repayement in accordance with Section 3.2 hereof or conversion of the convertible note held by Terry Cross.

                                  ARTICLE X.

                                    CLOSING

     On the Closing Date at the Closing Place:

     10.1   Deliveries by Sellers and InGenius to Aeneid. Each Seller and
            --------------------------------------------
InGenius shall deliver (or cause to be delivered) to Aeneid or Merger Sub, as applicable:

          (a) certificates representing the shares of InGenius Common Stock set forth next to each Seller's name on the signature page hereof;

          (b)  the Ancillary Agreements to which it is a party;

          (c) a certificate of corporate good standing issued by the Michigan Department of Corporations for InGenius, dated not more than five days prior to the Closing Date;

          (d) InGenius' Closing Certificate referenced in Section 9.1, the Secretary's certificate referenced in Section 9.7 and the Closing Balance Sheet referenced in Section 9.10;

          (e)  the opinion of counsel to Sellers and InGenius described in
Section 9.5;

          (f) the written resignations of all officers and directors of InGenius;

          (g)  a Form W-9;

          (h) evidence of the cancellation of all outstanding options, warrants, convertible securities or rights of any kind to purchase or otherwise acquire shares of capital stock or other securities of InGenius as referenced in
Section 9.12; and

          (i)  copies of all Consents.

     10.2   Deliveries by Aeneid. Aeneid shall deliver to holders of InGenius
            --------------------
Common Stock immediately prior to the Effective Time or InGenius, as applicable:

               (a)  that portion of the consideration payable pursuant to
Section 3.2 hereof for which Aeneid is notified that share certificates will delivered at the Closing;

               (b)  Aeneid's Closing Certificate;

               (c)  the Ancillary Agreements to which Aeneid is a party;

               (d)  good standing certificates for Aeneid and Merger Sub;

               (e) Aeneid's closing certificates referenced in Sections 8.1 and 8.7.

                                  ARTICLE XI.

           ACTIONS BY SELLERS, INGENIUS AND AENEID AFTER THE CLOSING

          11.1 Books and Records; Tax Matters.
               ------------------------------

               (a) Sellers, InGenius, Aeneid and Merger Sub agree that so long as any books, records and files relating to the Business, Assets or operations of InGenius, to the extent that they pertain to the operations of InGenius prior to the Closing Date, remain in existence and available, each party (at its expense) shall, upon prior notice, have the right to inspect and to make copies of the same at any time during business hours for any proper purpose.

               (b) Aeneid covenants and agrees that in the event it or InGenius receives any notice or inquiry from the Internal Revenue Service with respect to the characterization of any payments made under this Agreement, the Certificate of Merger or any Ancillary Agreement, Aeneid will give prompt written notice to Sellers concerning such notice or inquiry. Aeneid agrees to report the consideration delivered under this Agreement in a manner consistent with the terms hereof.

          11.2 Participation in Series D Financing. Aeneid agrees that
               -----------------------------------
InGenius' stockholders who at the time of purchase are accredited investors may purchase up to $1,000,000 worth of Aeneid's Series D Preferred Stock at the most recent sale price for the Series D Preferred Stock. This Series D Preferred Stock will be allocated among the shareholders of InGenius in proportion to their ownership percentage of InGenius Common Stock. The offer and sale of the Series D Preferred Stock to InGenius' stockholders will be made only after satisfaction, in the judgment of Aeneid and its counsel, of all applicable state and federal securities laws.

          11.3 Employment of the Stocks. Aeneid will offer at will employment to
               ------------------------
Gary and Julie Stock at the level of Director or Vice President, under the following terms:

               (a) The Stocks will receive base compensation and benefits consistent with current Directors and Vice Presidents of Aeneid, including reimbursement of relocation expenses.

               (b) The Stocks will each be granted options to purchase 500,000 shares of Aeneid's common stock (the "Aeneid Options"), pursuant to the terms and conditions of Aeneid's 1999 Stock Plan, at an exercise price per share equal to the fair market value of Aeneid's common stock on the date the Options are granted which is agreed to be $0.80 per share. 250,000 of the Aeneid Options shall be terminable by Aeneid to secure the indemnification obligations set forth in Section 12.2. One-half of the Options will vest immediately and one twenty-fourth of the original number of Options will vest each month thereafter; provided, however, that, in the event that the optionee is terminated by Aeneid without cause, such optionee's Options will vest immediately and will be exercisable for three months thereafter. "Cause" shall be defined to mean:

                    (i) gross negligence or willful misconduct in the performance of the employee's duties;

                    (ii) the employee's failure to substantially perform the employee's duties with Aeneid (other than a failure resulting from the employee's incapacity due to physical or mental illness) after a written demand for substantial performance is delivered to the employee by the board of directors of Aeneid;

                    (iii) fraud or other conduct against the material best interests of Aeneid; or

                    (iv)   a conviction of a felony.

                                 ARTICLE XII.

                                INDEMNIFICATION

          12.1 Survival of Representations. All statements contained in this
               ---------------------------
Agreement, any schedule or in any certificate or instrument of conveyance delivered by or on behalf of a party pursuant to this Agreement or in connection with the transactions contemplated hereby shall be deemed to be representations and warranties by such party hereunder. The representations and warranties of Sellers contained herein shall survive the Closing Date for a period of (and claims based upon or arising out of such representations and warranties may be asserted at any time before the date which shall be) one (1) year after the Closing Date. No investigation made by any of the parties hereto shall in any way limit the representations and warranties of the parties. On the Closing Date all representations and warranties contained in this Agreement and made by any Seller and InGenius shall expire as to InGenius and thereafter will be deemed to have been made exclusively by Sellers. The termination of the representations and warranties provided herein shall not affect the rights of a party in respect of any claim made by such party in a writing received by the other party prior to the expiration of the applicable survival period provided herein.

          12.2 Indemnification.
               ---------------

               (a)  General.  The Sellers shall jointly and severally indemnify,
                    -------
save and hold harmless Aeneid and its Affiliates and its and their respective Representatives from and against any and all costs, losses (including diminution in value), Taxes, Liabilities, obligations, damages, lawsuits, deficiencies, claims, demands, and expenses (whether or not arising out of third-party claims), including interest, penalties, costs of mitigation, losses in connection with any Environmental Law (including any clean-up or remedial action), damages to the environment, attorneys' fees and all amounts paid in investigation, defense or settlement of any of the foregoing, in each case after taking into account any insurance proceeds received by the indemnified Person and related tax benefits (herein, "Damages"), incurred by Aeneid or its affiliates or by the Surviving Corporation in connection with, arising out of, resulting from or incident to: (i) any breach of any representation or warranty or the inaccuracy of any representation or warranty, made by any Seller in this Agreement; and (ii) any breach of any covenant or agreement made by any Seller in this Agreement. The indemnity obligations of Sellers in this Section 12.2 be limited to the cash in the Escrow Account and one-half (1/2) of the Aeneid Options issued to the Sellers pursuant to Section 11.3.

          The term "Damages" is not limited to matters asserted by third parties against an indemnified Person, but includes Damages incurred or sustained by the indemnified Person in the absence of third party claims. Payments by an indemnified Person of amounts for which it is indemnified hereunder shall not be a condition precedent to recovery.

               (b)  Procedure for Claims between Parties. If a claim for Damages
                    ------------------------------------
is to be made by a party entitled to indemnification hereunder, the party claiming such indemnification shall give written notice to the indemnifying Person as soon as practicable after the indemnified Person becomes aware of any fact, condition or event which may give rise to Damages for which indemnification may be sought under this Section 12.2. Any failure to submit any such notice of claim to the indemnifying Person(s) shall not relieve such Person(s) of any liability hereunder, except to the extent such Person(s) is actually prejudiced by such failure. The indemnifying Person(s) shall be deemed to have accepted the notice of claim and to have agreed to pay the Damages at issue if such Person(s) does not send a notice of disagreement to the indemnified Person within 30 calendar days after receiving the notice of claim. In the case of a disputed claim, the parties shall use best efforts to resolve the matter internally on an expeditious basis and in any event within 45 calendar days after the notice is received by the indemnifying Person(s).

               (c)  Defense of Third-Party Claims. If any lawsuit or enforcement
                    -----------------------------
action is filed against any indemnified Person, written notice thereof shall be given to the indemnifying Person(s) as promptly as practicable (and in any event within 15 calendar days after the service of the citation or summons). The failure of any indemnified Person to give timely notice hereunder shall not affect rights to indemnification hereunder, except to the extent that the indemnifying Person(s) demonstrate they were actually prejudiced by such failure. After such notice, if the indemnifying Person(s) shall acknowledge in writing to the indemnified Person that the indemnifying Person(s) shall be obligated under the terms of its indemnity hereunder in connection with such lawsuit or action, then the indemnifying Person(s) shall be entitled, if its so elects at its own cost, risk and expense, (i) to take control of the defense and investigation of such lawsuit or action, (ii) to employ and engage attorneys of their own choice to handle and defend the same unless the named parties to such action or proceeding include both an indemnifying Person and the indemnified Person and the indemnified Person has been advised in writing by counsel that there may be one or more legal defenses available to such indemnified Person that are different from or additional to those available to the indemnifying Person(s), in which event the indemnified Person shall be entitled, at the indemnifying Person(s)'s cost, risk and expense, to separate counsel of its own choosing, and (iii) to compromise or settle such claim, which compromise or settlement shall be made only with the written consent of the indemnified Person, such consent not to be unreasonably withheld. The indemnified Person shall cooperate in all reasonable respects with the indemnifying Person(s) and its attorneys in the investigation, trial and defense of such lawsuit or action and any appeal arising therefrom; provided, however,
                                                            --------  -------
that the indemnified Person may, at its own cost, participate in the investigation, trial and defense of such lawsuit or action and any appeal arising therefrom. The parties shall cooperate with each other in any notifications to insurers. If the indemnifying Person fails to assume the defense of such claim within 15 calendar days after receipt of the notice of claim, the indemnified Person against which such claim has been asserted will (upon delivering notice to such effect to the indemnifying Person) have the right to undertake, at the indemnifying Person's cost, risk and expense, the defense, compromise or settlement of such claim on behalf of and for the account and risk of the indemnifying Person; provided, however, that such claim shall
                                     --------  -------
not be compromised or settled without the written consent of the indemnifying Person, which consent shall not be unreasonably withheld. If the indemnified Person assumes the defense of the claim, the indemnified Person will keep the indemnifying Person reasonably informed of the progress of any such defense, compromise or settlement. The indemnifying Person shall be liable for any settlement of any action effected pursuant to and in accordance with this
Section 12.2 and for any final judgment (subject to any right of appeal), and the indemnifying Persons agree to indemnify and hold harmless an indemnified Person from and against any Damages by reason of such settlement or judgment.

               (d)  Brokers and Finders. Pursuant to the provisions of this
                    -------------------
Section 12.2, Aeneid, on the one hand, and Sellers, on the other, shall indemnify, hold harmless and defend the other from the payment of any and all brokers' and finders' expenses, commissions, fees or other forms of compensation which may be due or payable from or by the indemnifying Person, or may have been earned by any third party acting on behalf of the indemnifying Person in connection with the negotiation and execution hereof and the consummation of the transactions contemplated hereby.

               (e)  Aeneid's Right of Offset. Anything in this Agreement to the
                    ------------------------
contrary notwithstanding, Aeneid shall withhold and set off against the payments made pursuant to Section 3.2 any amount as to which Sellers are obligated to pay pursuant to any provision of this Section 12.2.

               (f)  Monetary Limits on Indemnification. Sellers shall not be
                    ----------------------------------
obligated to indemnify for Damages unless and until the aggregate amount of indemnification so asserted exceeds $100,000, and thereafter Aeneid shall be entitled to indemnity for all additional Damages. The indemnification liability of Sellers' shall be offset dollar for dollar by (i) any insurance proceeds received by Aeneid or InGenius after the Closing in respect to any item of indemnifiable Damages, and (ii) any other recovery made by Aeneid from any third party on account of any indemnifiable damages involved.

          12.3 No Right of Contribution. After the Closing, InGenius shall have
               ------------------------
no liability to indemnify Aeneid or any Seller on account of the breach of any representation or warranty or the nonfulfillment of any covenant or agreement of any Seller; and no Seller shall have any right of contribution against InGenius (unless such claim for contribution relates to a Liability of InGenius existing at or arising after the Closing Date and the existence of such Liability does not breach any of Seller's representations and warranties contained herein).

                                 ARTICLE XIII.

                                 MISCELLANEOUS

          13.1 Termination.
               -----------

               (a) This Agreement and the Certificate of Merger may also be terminated and the Merger abandoned at any time prior to the Effective Time as follows:

                    (i) By mutual written consent of Aeneid and InGenius and Sellers;

                    (ii) By Aeneid if there is a material breach of any representation or warranty set forth in Article IV or any covenant or agreement to be complied with or performed by InGenius and any Seller pursuant to the terms of this Agreement which is not cured within ten (10) days of written notice of breach; or

                    (iii) By Sellers if there is a material breach of any representation or warranty set forth in Article V or Article VI hereof or of any covenant or agreement to be complied with or performed by Aeneid or Merger Sub pursuant to the terms of this Agreement.

          (b)  In the event of termination of this Agreement:

                    (i) The provisions of the Confidentiality Agreement shall continue in full force and effect; and

                    (ii) No party hereto shall have any liability to any other party to this Agreement, except for any willful breach of, or knowing misrepresentation made in, this Agreement occurring prior to the proper termination of this Agreement.

          13.2 License Agreement. If the Merger is not consummated, InGenius and
               -----------------
Aeneid shall enter into a three year license agreement (the "License Agreement") pursuant to which InGenius will grant Aeneid a license to use its software. The License Agreement will contain terms acceptable to InGenius and Aeneid, including a pricing and reward system at least as favorable to Aeneid as to other licensees that InGenius has contracted with based on similar volume, terms and conditions.

          13.3 Assignment; No Third-Party Beneficiaries. Neither this Agreement
               ----------------------------------------
nor any of the rights or obligations hereunder may be assigned by InGenius or any Seller without the prior written consent of Aeneid, or by Aeneid or Merger Sub without the prior written consent of InGenius and Sellers. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Nothing herein expressed or implied shall give or be construed to give to any Person, other than the parties hereto and such successors and assigns and the Persons indemnified pursuant to Section 12.2 hereof, any legal or equitable rights hereunder.

          13.4 Notice. All notices, requests, demands and other communications
               ------
which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given when received if personally delivered; when transmitted if transmitted by telecopy; the day after it is sent, if sent for next day delivery to a domestic address by recognized overnight delivery service (e.g., Federal Express); and upon receipt, if sent by certified or
         ----
registered mail, return receipt requested, as follows:

          If to Aeneid, Merger Sub, or, if after the Closing, to InGenius:

               Aeneid Corporation
               282 2/nd/ Street, Suite 300
               San Francisco, CA 94105
               Attention: Chief Executive Officer

          With a copy to:

               Heller Ehrman White and McAuliffe
               525 University Avenue
               Palo Alto, CA 94301
               Attention: Richard A. Peers

          If to InGenius prior to Closing:

               InGenius Technologies, Inc.
               3506 Lovers Lane, Suite 2
               Kalamazoo, MI 49001
               Telecopy: (616) 381-4823
               Attention: Julie Stock

          If to a Seller, to the address of such Seller as set forth on the signature page hereto.

          In case of each of the foregoing, with a copy to:

               Varnum, Riddering, Schmidt & Howlett LLP
               350 East Michigan Ave., Suite 500
               Kalamazoo, MI 49007
               Telecopy: (616) 382-2382
               Attention: Alfred L. Schubkegel, Jr., Esq.

or to such other place and with such other copies as either party may designate as to itself by written notice to the others.

          13.5 Choice of Law. This Agreement shall be construed, interpreted and
               -------------
the rights of the parties determined in accordance with the laws of the State of California except with respect to matters of law concerning the internal corporate affairs of any corporate entity which is a party to or the subject of this Agreement, and as to those matters the law of the jurisdiction under which the respective entity derives its powers shall govern.

          13.6  Entire Agreement; Amendments and Waivers. This Agreement,
                ----------------------------------------
together with all exhibits and schedules hereto, the Certificate of Merger, the Ancillary Agreements, and the Confidentiality Agreement (which the parties agree shall terminate on the Closing Date), constitute the entire agreement among the parties pertaining to the subject matter hereof and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties. No supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

          13.7  Counterparts. This Agreement may be executed in one or more
                ------------
counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

          13.8  Invalidity. In the event that any one or more of the provisions
                ----------
contained in this Agreement or in any other instrument referred to herein, shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other such instrument.

          13.9  Expenses. Except as otherwise provided in this Agreement,
                --------
Aeneid, Merger Sub, InGenius and Sellers will each be liable for their own expenses incurred in connection with the negotiation, preparation, execution and performance of this Agreement and the transactions contemplated hereby. Notwithstanding the foregoing, Sellers agree that they shall be jointly and severally liable for all attorney's fees of InGenius in excess of $50,000 incurred prior to or on the Closing Date and related to the transactions contemplated by this Agreement. Accordingly, within 30 calendar days after the delivery to Sellers of invoices for any amounts due by InGenius in excess of $50,000, Sellers shall reimburse InGenius for such invoiced amounts or directly remit payment to the applicable vendor. Such payment obligation is independent of the indemnification obligations contained herein.

          13.10 Approval of Sellers. By their execution and delivery of this
                -------------------
Agreement, the undersigned Sellers consent to, approve and adopt this Agreement, the Certificate of Merger and the Merger and agree to take all other actions necessary or required to consummate the transactions contemplated hereby and thereby, including voting to approve this Agreement, the Certificate of Merger and the Merger, and refraining from making any disposition of, or encumbering, their respective shares of InGenius Common Stock prior to the Closing.

          13.11 Approval of Aeneid as Sole Shareholder of Merger Sub. By its
                ----------------------------------------------------
execution and delivery of this Agreement, Aeneid as the sole shareholder of Merger Sub, consents to, approves, and adopts this Agreement, the Certificate of Merger and the Merger.

          13.12 Publicity. Except as required by law or on advice of counsel, no
                ---------
party hereto shall issue any press release or make any public statement regarding the transactions contemplated hereby without the prior written approval of the other parties, and the parties hereto shall issue a mutually acceptable press release as soon as practicable after the date hereof. Notwithstanding anything to the contrary in this Section, Aeneid may provide copies of, and disclose the terms provisions of, the letter of intent among Aeneid and Julie and Gary Stock dated September 20, 1999, this Agreement and the Ancillary Agreements to its lawyers, accountants, financial advisors, shareholders and potential investors and may describe such terms and provisions in any disclosure schedule, private placement memorandum or other document relating to the issuance of securities by Aeneid.

          13.13  Arbitration. Any dispute, controversy, or claim ("Dispute")
                 -----------
between the parties of any kind or nature whatsoever, arising under or related to this Agreement whether arising under contract, tort or otherwise, which is not resolved by good faith negotiation shall be submitted to and settled by binding arbitration under the Commercial Arbitration Rules of the American Arbitration Association. Any arbitration award shall be binding and enforceable against the parties hereto and judgment may be entered thereon in any court of competent jurisdiction. The arbitration will take place in San Francisco, California, unless the parties mutually agree otherwise.

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement or caused this Agreement to be duly executed on its behalf by its officer thereunto duly authorized, as of the day and year first above written.

                              AENEID CORPORATION,

                              a California corporation

                              By: /s/ Daniel Putterman
                                 ____________________________________
                              Name:
                              Its:

                              AENEID MERGER SUB, INC.,
                              a Michigan corporation

                              By: /s/ Illegible
                                 ____________________________________
                              Name:
                              Its:

                              INGENIUS TECHNOLOGIES, INC.,
                              a Michigan corporation

                              By: /s/ Julie Stock
                                 ____________________________________
                              Name: Julie Stock
                              Its: President and Chief Executive Officer


                              /s/ Julie Stock
                              _______________________________________
                              JULIE STOCK,
                              an individual


                              /s/ Gary Stock
                              _______________________________________
                              GARY STOCK,
                              an individual